UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

[ ]	Preliminary Information Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[ X ]	Definitive Information Statement

FORTIFIED HOLDINGS CORP.
(Name of Registrant as Specified in its Charter)

Payment of filing fee (Check the appropriate box):

[ x ]	No fee required

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

	(4)	Proposed maximum aggregate value of transaction: $250,000

	(5)	Total fee paid:

$50

[ ]	Fee paid previously with preliminary materials:

[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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	(2)	Form, schedule, or registration statement no.:

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	(4)	Date filed:

NOTICE OF ACTION TAKEN BY WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF
 VOTING POWER OF THE COMPANY’S STOCK
January 30, 2009

TO OUR STOCKHOLDERS:

     Notice is hereby given that pursuant to Section 78.320(2) of the Nevada Revised Statutes (the “NRS”) the holders of a majority of the voting power of the Common Stock of Fortified Holdings Corp., a Nevada corporation, have approved the sale of all the issued and outstanding stock of our operating subsidiary Fortified Data Communications, Inc., a Delaware corporation (the “Sale”) to Fortified Acquisition Corp., a Delaware corporation (“FAC”), pursuant to a Stock Purchase Agreement dated as of December 10, 2008 by and among the Company, on one hand, and, FAC, Thomas Keenan Ventures LLC, a Delaware limited liability company (“TKV”), Brendan T. Reilly, an individual and our former Chairman and CEO (the “Stock Purchase Agreement”). A copy of the Stock Purchase Agreement is included as Annex A to this Information Statement.

     Our Board of Directors has unanimously approved the Sale, and as permitted by Nevada law, we have received the written consent of the holders of a majority of our outstanding stock entitled to vote approving the Sale.

     ACCORDINGLY, WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. NO PROXY CARD HAS BEEN ENCLOSED WITH THIS INFORMATION STATEMENT AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER THE SALE.

     Pursuant to the terms of the Stock Purchase Agreement, we, and not our stockholders, will receive all of the proceeds of the Sale. The Sale will not become effective until at least twenty (20) calendar days following the date of mailing of this Information Statement to our stockholders.

     This Information Statement is being provided to you pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended. It contains a description of the Stock Purchase Agreement and the Sale. We encourage you to read this Information Statement and the Annex hereto thoroughly. You may also obtain information about us from publicly available documents we file with the Securities and Exchange Commission.

By order of the Board of Directors,

/s/ Steven Cooper

Steven Cooper
Interim CEO

Norwalk, Connecticut
January 30, 2009

INFORMATION STATEMENT

WE ARE NOT ASKING FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

     We are sending you this information statement on or about January 30, 2009 in connection with the prior approval of our Board of Directors and receipt of approval by written consent of the holders of a majority of voting power of our Common Stock of the proposed sale of all the issued and outstanding stock of our operating subsidiary Fortified Data Communications, Inc., a Delaware corporation (the “Sale”) to Fortified Acquisition Corp., a Delaware corporation (“FAC”), pursuant to a Stock Purchase Agreement dated as of December 10, 2008 by and among the Company, on one hand, and, FAC, Thomas Keenan Ventures, LLC, a Delaware limited liability company (“TKV”), Brendan T. Reilly, an individual and our former Chairman and CEO (the “Stock Purchase Agreement”). A copy of the Purchase Agreement is included as Annex A to this Information Statement.

     If the Sale was not approved by written consent of the holders of a majority of voting power entitled to vote thereon, it would have been required to be approved by our stockholders at a special or annual meeting of stockholders. The elimination of the need for a meeting of our stockholders is authorized by Section 78.320(2) of the NRS of the State of Nevada, which provides that any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

     Stockholders of record of our $0.001 par value common stock (the “Common Stock”) at the close of business on December 10, 2008 (the “Record Date”) are entitled to vote on the Sale. As of the close of business on the Record Date, we had 173,395,738 shares of Common Stock outstanding. Each holder of Common Stock is entitled to one vote for each share held as of the Record Date. Approval of the Sale requires the affirmative vote of a majority of the voting power of our Common Stock entitled to vote thereon.

     Certain holders of our Common Stock, who collectively beneficially own securities with the voting power equivalent to that of 86,740,433 million common shares (or approximately 50.02% of the voting power of our capital stock), executed a written consent in lieu of a stockholders meeting approving the Sale. We are furnishing this Information Statement to inform stockholders, in the manner required by the Securities Exchange Act of 1934, as amended, of the Sale before it is consummated. The Sale will not become effective until at least twenty (20) calendar days following the date of mailing of this Information Statement to our stockholders.

SUMMARY TERM SHEET

This section contains a summary of the material terms of the proposed sale of all the issued and outstanding stock of our operating subsidiary Fortified Data Communications, Inc., a Delaware corporation (the “Sale”) to Fortified Acquisition Corp., a Delaware corporation (“FAC”), pursuant to a Stock Purchase Agreement dated as of December 10, 2008 by and among the Company, on one hand, and, FAC, Thomas Keenan Ventures, LLC, a Delaware limited liability company (“TKV”), and Brendan T. Reilly, an individual and our former Chairman (“BTR”) (the “Stock Purchase Agreement”). This summary may not contain all of the information that is important to you to fully understand the proposed transaction. We strongly encourage you to read carefully the entire Information Statement. We have included the Stock Purchase Agreement by and among the Company, FAC, TKV and BTR as Annex A hereto.

The Parties to the Proposed Transaction (page 6)

     The parties to the transaction are Fortified Holdings Corp., or we, us or the Company, as seller, Fortified Acquisition Corp., or FAC, as purchaser; Thomas Keenan Ventures, LLC, or TKV, and as the lender of a certain note we would assign to FAC, as Purchaser; and Brendan T. Reilly, or BTR, who has a controlling ownership interest in TKV. TKV and BTR will also relinquish or cause to be relinquished 86,327,633 shares of Common Stock as part of the transaction. We sometimes refer to this transaction as the “Sale.”

Interests of Certain Persons in the Sale (page 11)

     Until November 14, 2008, Brendan T. Reilly served as our Chairman and Chief Executive Officer. Mr. Reilly is also in control of TKV, which we owe $2,200,000 pursuant to a promissory note that would be assumed by FAC as part of the Sale. Together, as of December 10, 2008, Mr. Reilly and TKV held 81,733,738 shares of our common stock, all of which were voted in favor of the Sale. In addition, James Elliott the sole owner of FAC, as of December 10, 2008, owned 3,000,000 shares of our common stock, all which were voted in favor of the Sale. See “Certain Relationships and Related Transactions.”

Terms of the Stock Purchase Agreement (page 8)

     The Stock Purchase Agreement, or “Purchase Agreement,” is the main legal document governing the rights and obligations of us and FAC, including indemnification. We make certain representations and warranties and undertake to perform certain actions in connection with the proposed Sale. A copy of the Purchase Agreement is attached as Annex A to this Information Statement. Stockholders are urged to carefully read the Purchase Agreement.

Approval of our Board of Directors and our Stockholders (page 7)

     Our Board of Directors approved the Sale and recommend that our stockholders approve of the Sale. Following the execution of the Purchase Agreement, certain holders of our Common Stock, who collectively beneficially own securities with the voting power equivalent to that of 86,740,433 million common shares (or approximately 50.02% of the voting power of our capital stock), executed a written consent in lieu of a stockholders meeting approving the Sale. The Sale will not become effective until at least 20 calendar days following the date of mailing of this Information Statement to our stockholders.

Assets to be Sold (page 9)

     We have agreed to sell to FAC 100% of the issued and outstanding shares of common stock (the “FAC Stock”) of our wholly-owned subsidiary Fortified Data Communications, Inc., or “Fortified Data.” Fortified Data currently operates and owns substantially all of the properties, rights, interests and other tangible and intangible assets that relate in any material respect to operating our business as a provider of a variety of deployable products used for field-based Emergency Management and Critical Incident Response by law enforcement, first responders, the military, the private security industry, humanitarian relief organizations and others who respond to “critical incidents”. Within this market, Fortified Data has focused to date especially (but not exclusively) on so-called Command, Control, Communications and Compute, Intelligence, Surveillance and Reconnaissance (“C4ISR”) products.

     Fortified Data currently produces and sells a line of man-portable Command, Control, Communications and Compute (C4) solutions for field-based incident management and emergency operations support under the NOMADTM brand. Originally developed by our predecessor Z5Technologies LLC, our NOMADTM products are a line of Incident Command units and related deployable communications and tactical power solutions, which are used by the military, first responders, relief workers and high risk industries.

Fortified Data has also developed, and are currently preparing to market, a suite of software applications for the Geospatial Information Services market.

Reasons for the Sale of our Fortified Data Business (page 8)

     In reaching its determination to proceed with the Sale, and to recommend to our stockholders the approval of the Sale, our Board of Directors consulted with management, as well as financial and legal advisors, and considered various material factors. Among the material factors considered by our Board of Directors were the following:

  Distressed financial condition of Fortified Holding

  Extensive marketing and search for alternative strategic transactions, including the proposed merger with Grand ISS

  Preservation of value for our creditors and stockholders

Use of Proceeds from the Sale of our Fortified Data Business (page 11)

     We will retain the proceeds of the sale of our Fortified Data business. We do not intend to distribute any of the proceeds to our stockholders, but will use the proceeds for general working capital purposes.

What We Will Receive (page 8)

     The aggregate purchase price for the sale is $50,000 in cash, a promissory note from FAC in the amount of $150,000. FAC will also assume the liabilities associated with the operation of our Fortified Data business as well as our $2,200,000 promissory note owed to TKV. Finally, on or before December 31, 2008, TKV and BTR had to relinquish, or cause to be relinquished, for cancellation 86,327,633 shares of our common stock. As of December 31, 2008, 86,139,433 shares were surrendered. In view of the fact that substantially all of the required number of shares have been surrendered, the Company shall determine at or prior to closing of the Sale whether to demand or waive the surrender of remaining shares.

Nature of Our Business Following the Sale (page 8)

     Although we will no longer have operations on the closing date, we will continue as a publicly-traded corporation and will retain certain non-operating assets.

Assets Being Retained (page 9)

     We are retaining certain assets, including cash.

Liabilities to be Assumed by FAC in Connection with the Sale (page 9)

     As partial consideration for the Sale, FAC will assume substantially all of the liabilities related to the Fortified Data business as well as our $2,200,000 note owed to TKV secured by the assets of FDC.

     We will not retain any liabilities related to our existing Fortified Data business except for indemnification obligations under the Purchase Agreement.

Conditions to Completion of Sale (page 10)

     Each party’s obligation to complete the Sale is subject to the prior satisfaction or waiver of certain customary conditions. The Sale will not become effective until at least 20 calendar days following the date of mailing of this Information Statement to our stockholders.

Dissenters’ Rights of Appraisal (page 11)

     Under the Private Corporations Law of the State of Nevada and our charter, our stockholders will not be entitled to dissenters’ rights of appraisal as a result of the Sale.

Regulatory Approvals (page 11)

     We are not aware of any federal, state or local regulatory requirements that must be complied with or approvals that must be obtained prior to consummation of the Sale pursuant to the Purchase Agreement.

QUESTIONS AND ANSWERS ABOUT THE SALE

Q:	Why am I receiving this Information Statement?

A:

We recently entered into a Stock Purchase Agreement for the sale of all the issued and outstanding stock of our operating subsidiary Fortified Data Communications, Inc., a Delaware corporation (the “Sale”) to Fortified Acquisition Corp., a Delaware corporation (“FAC”), by and among, FAC, Thomas Keenan Ventures, LLC, a Delaware limited liability company (“TKV”), Brendan T. Reilly, an individual and our former Chairman and CEO (“BTR”), pursuant to which we will sell our existing operating Fortified Data business to FAC. We sometimes refer to this transaction as the “Sale.”

You are receiving this Information Statement because stockholders of Fortified Holdings Corp. (“Fortified Holdings”, “we”, “us” or the “Company”) who beneficially own securities with the voting power equivalent to that of 86,740,433 million common shares (or approximately 50.02% of the voting power of our capital stock), gave their written consent approving the Sale on December 10, 2008. We are furnishing this Information Statement to inform stockholders, in the manner required by the Securities Exchange Act of 1934, as amended, of the Sale before it is consummated. The Sale will not become effective until at least 20 calendar days following the date of mailing of this Information Statement to our stockholders.

Q:	What will stockholders receive in connection with the Sale and related transactions?

A:	Stockholders will not receive additional cash or additional shares of our capital stock in connection with the Sale.

Q:	When do you expect to complete the Sale and related transactions?

A:

The Sale will not become effective until at least 20 calendar days following the date of mailing of this Information Statement to our stockholders. We expect to complete the Sale as soon as possible thereafter. However, under the terms of the Purchase Agreement, we reserve the right to cancel or defer the Sale even if such 20 calendar days has passed.

Q:	Who is entitled to vote on approving the Sale? What vote is required to approve the Sale?

A:

Stockholders of record of the Company’s Common Stock at the close of business on December 10, 2008 were entitled to vote on the approval of the Sale. As of the close of business on December 10, 2008, we had 173,395,738 shares of Common Stock. The approval of the Sale requires the affirmative vote of a majority of the voting power entitled to vote thereon.

Q:	Who voted in favor of the Sale?

A:	On December 10, 2008 stockholders holding 86,740,433 million common shares (or approximately 50.02% of the voting power of our capital stock) gave their written consent approving the Sale.

Q:	Why isn’t Fortified Holdings holding a stockholders meeting to vote on the Sale?

A:

The Private Corporations Law of the State of Nevada requires the sale of all or substantially all of our assets to be approved by the holders of a majority of the voting power of our outstanding capital stock entitled to vote thereon. The stockholders voting via written consent in favor of the Sale represent approximately 50.02% of the voting power of our capital stock, or a majority of the votes entitled to be cast. Therefore, we concluded that because approving the Sale by the written consent of stockholders can be faster and less expensive than distributing a notice of meeting and proxy statement and conducting a meeting of our stockholders, and because we and FAC wanted to expedite the closing of the Sale, we decided not to conduct a stockholders meeting.

Q:	Whom should I call with questions?

A:	If you have any questions about the Sale or if you would like additional copies of this Information Statement, you should call Fortified Holdings at (203) 594-1686.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Information Statement of Fortified Holdings Corp. contains forward-looking statements. Generally, you can identify these statements because they use words like “anticipates,” “believes,” “expects,” “future,” “intends,” “plans,” and similar terms. These statements reflect only our current expectations. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which are unforeseen, including, among others, the special considerations and risks we face as described herein. You should not place undue reliance on these forward-looking statements which apply only as of the date of this Information Statement. These forward-looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. To the extent that such statements are not recitations of historical fact, such statements constitute forward-looking statements that, by definition, involve risks and uncertainties. In any forward-looking statement where we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation of belief will be accomplished.

     We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are unable to predict accurately or over which we have no control. The special considerations listed in this Information Statement, as well as any cautionary language, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Factors that could cause actual results or events to differ materially from those anticipated, include, but are not limited to: our ability to successfully develop new products; the ability to obtain financing for product development; changes in product strategies; general economic, financial and business conditions; changes in and compliance with governmental and other regulations; changes in tax laws; and the availability of key management and other personnel.

INFORMATION ABOUT THE SALE OF OUR EXISTING FORTIFIED DATA BUSINESS

     We have entered into a Stock Purchase Agreement dated as of December 10, 2008 (the “Purchase Agreement”) for the sale of all the issued and outstanding stock of our operating subsidiary Fortified Data Communications, Inc., a Delaware corporation (the “Sale”) to Fortified Acquisition Corp., a Delaware corporation (“FAC”), as purchaser, Thomas Keenan Ventures, LLC, a Delaware limited liability company (“TKV”), and Brendan T. Reilly, an individual and our former Chairman and CEO (“BTR”) (the “Purchase Agreement”). BTR who was, until his resignation on November 14, 2008, our Chairman and Chief Executive Officer, and TKV, which is controlled by BTR, together, as of December 10, 2008, held 81,733,738 shares of our common stock. In accordance with the terms of the Purchase Agreement, this transaction will be effected through the sale to FAC of 100% of the issued and outstanding shares of common stock of Fortified Data and the assumption by FAC of substantially all of our liabilities related to the Fortified Data business. We sometimes refer to this transaction as the “Sale.”

     For a complete description of all of the terms of the transactions contemplated under the Purchase Agreement, stockholders should refer to the copy of the Purchase Agreement that is attached to this Information Statement as Annex A and incorporated herein by reference. Stockholders should carefully read the Purchase Agreement in its entirety, as it is the legal document that governs the Sale.

The Seller and Buyer

Seller:

Fortified Holdings Corp.
40 Richards Ave, 3rd Floor
Norwalk, CT 06854
(203) 594-1686

Description of Business

     Fortified was incorporated in Nevada in February, 2004, under the name Major Creations Incorporated. Major Creations’ original business plan at that time was to sell new small diesel tractors, modified to have a vintage-style appearance. The Company exited that business in 2006 after having conducted only very limited operations. In November, 2006, we determined to enter into the business of designing, developing and selling products that are used by the Emergency Management and Response sector, and subsequently refined that plan to focus on C4ISR products used within that market.

     On September 13, 2007, we completed an acquisition (by subsidiary merger) of Z5 Technologies LLC (respectively, the “Z5 Merger” and “Z5”). Prior to the Z5 Merger, we had minimal operations, and consequently the Z5 Merger was accounted for as a recapitalization of Z5. Unless the context indicates to the contrary, the term “we” includes the business operations of Z5 prior to its acquisition by Fortified.

     Prior to its acquisition by Fortified, Z5 designed and sold its NOMADTM line of products. Since the acquisition of Z5, we have been actively pursuing the business formerly conducted by Z5. In addition, as contemplated by the terms of the Z5 Merger, the Chief Executive Officer and the Chief Financial Officer of Z5 were each elected by our Board as our Chief Executive Officer and Chief Financial Officer, respectively.

     Z5 itself was formed in 2003 as a Connecticut limited liability company, with limited initial operations in 2004 and 2005 as a reseller of information technology products to government purchasers. In early 2006, Z5 was acquired by Thomas Keenan Ventures LLC (“TKV”) to pursue the development and sale of the emergency operations centers (EOCs) then being developed by TKV’s principals. Z5’s sales of NOMADTM units commenced in 2006.

     As described below, if the Sale is completed, upon closing, we will no longer have operations on the closing date, we will continue as a publicly-traded corporation with non-operating assets. Our common stock is traded in the over-the-counter market and has been quoted on the Over-the-Counter Bulletin Board since November 13, 2007 under the symbol “FFDH.OB.” From December 18, 2006 through November 12, 2007, we traded under the symbol “AGIN.OB” and were quoted on the Over-the-Counter Bulletin Board.

Description of Properties

     Our principal executive office is located at 40 Richards Avenue, 3rd Floor, Norwalk, CT 06854.

Buyer:

Fortified Acquisition Corp.
5600 Euphrates Court
Centreville VA
(703) 530-8110

     FAC is a Delaware corporation formed to acquire and hold the investment in Fortified Data. FAC is wholly owned by James Elliott. As of December 10, 2008, Mr. Elliott also owned 3,000,000 shares of our common stock, all of which he voted in favor of the Sale. FAC has no prior business history.

Background

     Our Board of Directors and senior management regularly discuss our business and strategic direction.

     In mid 2008, we began to realize our status as a publicly reporting company was hindering our prospects for properly developing the Fortified business while preserving shareholder value. We began initiating discussions directly with potential strategic partners and investors, and indirectly through intermediaries such as financial advisors. From the first quarter of 2008 through the present, we have spoken with dozens of potential partners and intermediaries.

     On October 2, 2008, the Company entered into a non-binding letter of intent with Grand Investigative Services Corporation (“GISS”) (the “GISS Letter of Intent”) to complete a reverse merger. The completion of the merger transaction contemplated by the GISS Letter of Intent are subject to the negotiation and execution of definitive agreements, completion of due diligence by both parties and finally the approval of the Company’s stockholders of the merger. The GISS Letter of Intent provides that the parties will commence negotiations of an acquisition by the Company (via a merger with a Company subsidiary) of all of the existing capital stock of GISS in consideration of the issuance of 75,000,000 shares of Company common stock and the issuance of a convertible promissory note in principal amount of $12,500,000 which will be later converted to shares of the Company common stock. The proposed transaction will require that the following steps will have been accomplished prior to the closing: (a) the conversion by TKV of $1,300,000 of the Company’s outstanding indebtedness to common stock of the Company, (b) the sale by the Company of its wholly-owned subsidiary, Fortified Data Communications, Inc. (“Fortified Data”), to Fortified Acquisition Corp. (“FAC”) in consideration of the assumption of all of the Company’s remaining debt to TKV ($2,200,000), the assumption of approximately $250,000 of current trade-debt, $50,000 in cash and a $150,000 promissory note and (c) the relinquishing by certain stockholders of a total of approximately 86,327,633 shares of Company common stock. The majority written approval by the stockholders of the Company of the sale of Fortified Data (as described in item (b) above) is the sole subject of this Information Statement.

     Although we can offer no assurance that negotiations will lead to the execution of definitive agreements or that the transactions will be completed following the execution of the Fortified Data sale agreements, we determined that it would be in the best interest of our stockholders if we took the steps necessary to accomplish the transactions set forth in the GISS Letter of Intent with the intent to accomplish the merger with GISS contemplated thereby or a similar transaction with another party. If the Company successfully negotiates and reaches merger transaction with GISS, or another party, the Company is required to, and will, seek another approval of the consummation of such merger by a majority of its stockholders.

     The transactions to be affected pursuant to the Purchase Agreement will satisfy conditions precedent set forth in items (b) and (c) of the GISS Letter of Intent. On November 14, 2008, pursuant to an authorization approved by the Board of Directors on October 2, 2008, the Company and TKV entered into a Note Conversion and Modification Agreement whereby TKV converted $1,300,000 of principal amount of the note into shares of common stock at the closing price on October 2, 2008. Based on a closing price of $0.0199, the Company issued 65,326,633 shares of its common stock to TKV. This conversion satisfied the condition precedent set forth in (a) of the GISS Letter of Intent.

     As of December 31, 2008, 86,139,433 shares of Company common stock were irrevocably surrendered without payment therefor by the following stockholders:

Name	Amount
Thomas Keenan Ventures LLC [1]	70,326,633
Brendan T. Reilly [1]	11,407,105
James Elliot [2]	2,400,000
Alan D. Hurwitz [3]	1,055,295
AC 2003 Trust [4]	256,800
BM 2003 Trust [4]	256,800
CA 2003 Trust [4]	256,800
Julia G Hurwitz 2008 Trust [5]	60,000
Olivia E Hurwitz 2008 Trust [5]	60,000
Aaron V Hurwitz 2008 Trust [5]	60,000
Total [6]	86,139,433

______________________________
1.	Mr. Reilly controls Thomas Keenan Ventures LLC. The total for Mr. Reilly includes 442,800 shares owned by his wife.
2.	Mr. Elliot is the sole owner and President of FAC.
3.	Mr. Hurwitz was formerly the Chief Financial Officer of the Company.
4.	This trust is for the benefit of one of Mr. Reilly’s children under the direction of an independent trustee.
5.	This trust is for the benefit of one of Mr. Hurwitz’s children under the direction of an independent trustee.
6.

The Purchase Agreement provides that 86,327,633 shares were to be surrendered. In view of the fact that substantially all of such shares have been surrendered, the Company shall determine at or prior to closing of the Sale whether to demand or waive the surrender of remaining shares.

     These shares were surrendered to reduce the number of shares outstanding to lessen dilution on the other stockholders that is expected to occur on the completion of a merger with GISS or another party. The surrender is a condition of the GISS Letter of Intent and it is expected that a similar demand would be made by other prospective merger prospects. As a result, the Company deemed that it was prudent to require that the surrender be effected in any event.

     As a result of the foregoing surrenders Mr. Reilly and TKV no longer have any equity interest in the Company. TKV retains its ownership of the $2,200,000 secured note that will be assumed by FAC on the consummation of the Sale.

Approval of our Board of Directors and our Stockholders

     Our Board of Directors approved the Sale and recommend that our stockholders approve of the Sale. Following the execution of the Purchase Agreement, certain holders of our common stock, who collectively beneficially own securities with the voting power equivalent to that of 86,740,433 million common shares (or approximately 50.02% of the voting power of our capital stock), executed a written consent in lieu of a stockholders meeting approving the Sale. The Sale will not become effective until at least 20 calendar days following the date of mailing of this Information Statement to our stockholders.

Purchase Price

     FAC has agreed to deliver a cash amount of $50,000 and a promissory note with principal amount of $150,000 in consideration for all of the issued and outstanding stock of Fortified Data. FAC will also assume the liabilities associated with the operation of our Fortified Data business as well as our $2,200,000 promissory note owed to TKV.

Nature of Our Business After the Sale

     Upon closing of the Sale, we will have eliminated all of our secured debt and a significant amount of our outstanding liabilities. Although we will no longer have operations on the closing date, we will continue as a publicly-traded corporation and may have non-operating assets, including our remaining cash.

Reasons for the Transaction

     In reaching its determination to proceed with the Sale, and to recommend to our stockholders the approval of the Sale, our Board of Directors consulted with management, as well as financial and legal advisors, and considered various material factors, which are discussed below. Our Board of Directors did not consider it practical to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. Furthermore, individual directors may have given different weight to different considerations. Our Board of Directors considered these factors as a whole, and overall considered the relevant factors to be favorable to, and in support of, its determinations and recommendations. Among the material factors considered by our Board of Directors were the following:

Distressed financial condition of the Company – Without new capital we would not be able to continue operations and are nearing insolvency. As a precaution, have been considering the option of a filing petition for relief under Chapter 7 of the Bankruptcy Code. One of our largest debts, the $2,200,000 note due to TKV that would be assumed by FAC in the proposed Sale, was in payment default on November 14, 2008. TKV agreed to extend the payment of $1,000,000 in principal (the “Principal Due”) until the December 15, 2008. On December 22, 2008, we were unable to make the payment of Principal Due and TKV agreed to forbear from declaring a default or taking any action to collect the Principal Due until, no earlier than, the first to occur of: (i) the closing of all of the transactions contemplated under the Purchase Agreement for the Sale or (b) the termination of the Purchase Agreement. We currently do not have the cash necessary to make the payment. In the event that the proposed Sale is not consummated, we expect that TKV will exercise its rights to accelerate the note and seek to foreclose against the FDC Business assets which are pledged as security therefore.

 Extensive marketing and search for alternative strategic transactions, including the proposed merger with Grand ISS – The management team and Board of Directors have been actively seeking a wide range of strategic alternatives since the first quarter of 2008. To date, we have spoken with dozens of potential investors or intermediaries. From this process, no other qualified investor or more attractive alternative strategy emerged than that presented by the proposed merger with Grand ISS.

Preservation of value for our creditors and stockholders – Beginning in the second quarter, we took significant steps to reduce our operating expenses and conserve cash while we attempted to build our sales to a sustainable level. These steps included elimination of a number of personnel positions, temporary reductions in the compensation paid to certain other employees (including our CEO, who is currently not receiving any salary, and certain other senior officers), and significant curtailment of research and development efforts. Those reductions continued to be in effect through the present. After the completion of the proposed Sale we will be in a position to attempt to complete a merger with Grand ISS or some other similar transaction. In the meantime, we will continue as a viable public corporation with non-operating assets, thereby preserving some value for our stockholders.

     Our Board of Directors also considered a number of disadvantages or risks relating to the Sale, including the risk that the proposed Sale would not be consummated. Our Board of Directors believes that these risks were outweighed by the potential benefits to be realized from the proposed Sale.

     The foregoing discussion of the information and factors considered by our Board of Directors is not intended to be exhaustive, but is believed to include all material factors considered in approving the proposed Sale. For a discussion of the interests of management and our Board of Directors in the proposed Sale, see “Interests of Certain Persons in the Sale” below.

Description of the Assets to be Sold and Retained

Assets to be Sold

     Subject to and upon the terms and conditions set forth in the Purchase Agreement, we have agreed to sell all of the issued and outstanding shares of common stock of FDC to FAC. FDC currently operates and owns substantially all of the properties, rights, interests and other tangible and intangible assets that relate in any material respect to our Fortified Data business.

     On September 13, 2007, we completed the acquisition of Z5 Technologies LLC (“Z5”) which became our Fortified Data business. Unless the context indicates to the contrary, the term “we” includes the business operations of Z5 prior to its acquisition by Fortified.

     The acquisition of Z5 was effected through a merger of Z5 with and into a subsidiary of the Company (the “Z5 Merger”) formed for the purpose of the Z5 Merger, pursuant to an Agreement and Plan of Merger (the “Z5 Merger Agreement”). To effect the Z5 Merger, Z5 merged with a new, wholly-owed subsidiary of the Company, which has been renamed Fortified Data Communications, Inc. or “Fortified Data” and which now conducts the former Z5 business.

     As consideration for the Z5 Merger, at closing we issued 5,000,000 shares of the Company’s common stock and a secured promissory note in the amount of $5,000,000 to TKV, the owner of all of Z5’s equity outstanding at the time of the closing. In addition, we issued TKV another 10,000,000 shares in subsequent tranches: 5,000,000 shares were issued on January 15, 2008 and the final 5,000,000 shares were issued on February 15, 2008. The shares issued to TKV in the Z5 Merger were subject to registration rights.

     The promissory note was payable in five payments on specified dates and was amended several times to extend and modify the payment terms. In total, the Company paid $1,500,000 of the principal of the note. On November 14, 2008, pursuant to an authorization approved by the Board of Directors on October 2, 2008, the Company and TKV entered into a Note Conversion and Modification Agreement whereby TKV converted $1,300,000 of the remaining principal amount of the note into shares of common stock at the closing price on October 2, 2008. Based on a closing price of $0.0199, the Company issued 65,326,633 shares of its common stock to TKV. The remaining balance on the secured note is now $2,200,000, all of which will be assumed by FAC on the closing of the Sale of the Fortified Business. Additionally, the Z5 Merger Agreement contained customary indemnification provisions, under which Fortified and TKV, respectively, have agreed to indemnify one another with respect to certain matters, subject to specified limitations and conditions.

     As a condition to the Z5 Merger, our then majority stockholder tendered back to the Company an aggregate of 41,200,000 shares of Company common stock, for cancellation, without payment.

     In connection with the Z5 Merger, Brendan T. Reilly was appointed as the Company’s President, Chief Executive Officer and Chairman. Mr. Reilly holds a controlling interest in TKV, and was deemed to control all shares of Company common stock held by TKV. Mr. Reilly resigned as both and an officer and a director of the Company on November 14, 2008.

Assets to be Retained

     We will retain certain non-operating assets, including the following:

  all of our remaining cash, cash equivalents and bank accounts;

Description of Liabilities to be Assumed by FAC in Connection with the Sale

     In connection with the Sale, (i) FAC will assume $2.2 million in senior secured debt owed to TKV and (ii) FAC will assume approximately $250,000 in trade payables. In addition, any intercompany receivables or payables between us and TDC will be eliminated.

     We will not retain any liabilities related to our existing Fortified Data business except our potential exposure for indemnification under the Purchase Agreement.

Representations and Warranties

     Under the terms of the Purchase Agreement, we made certain customary representations and warranties to FAC, including representations and warranties related to:

  our valid corporate existence, authorization and organization;

  the absence of conflicts to consummate the Sale;

  the consents required in connection with the consummation of the Sale;

  the absence of any violation of any law or contract provision or potential acceleration of any of our indebtedness; and

  our ownership of 100% of the issued and outstanding shares of common stock of FDC.

     Under the terms of the Purchase Agreement, FAC has made certain customary representations and warranties to us, including representations and warranties related to:

  its valid limited liability company existence, authorization and organization;

  the absence of conflicts to consummate the Sale;

  the consents which must be obtained to consummate the Sale; and

  the absence of any violation of any law or contract provision or potential acceleration of any of its indebtedness.

Covenants

     Under the terms of the Purchase Agreement, we and FAC have agreed to customary covenants, including the following:

  we and FAC will take all action required to fulfill our respective obligation and will use commercially reasonable efforts to facilitate the consummation of the Sale;

  we and FAC will each use our respective commercially reasonable efforts to obtain all required consents and approvals and make all filings, applications, or reports required to consummate the Sale;

  we will prepare this Information Statement and obtain stockholder approval of the Purchase Agreement, unless to do so would be deemed inconsistent with the fiduciary duties of our Board of Directors.

Indemnification Provisions

     We have agreed to indemnify FAC, its affiliates and their respective officers, directors and other representatives, from and against any and all damages incurred or suffered by any of them, relating to or arising out of or in connection with any breach of or inaccuracy in any representation or warranty we made, or any breach of or failure by us to satisfy any covenant or obligation, in each case under the Purchase Agreement and certain related agreements.

     FAC has agreed to indemnify us, our affiliates and their respective officers, directors and other representatives, from and against any and all damages incurred or suffered by any of them, relating to or arising out of or in connection with any breach of or inaccuracy in any representation or warranty FAC made, or any breach of or failure by FAC to satisfy any covenant or obligation, in each case under the Purchase Agreement and certain related agreements.

Conditions to Completion of the Sale

     Our obligation to consummate the Sale is subject to the prior satisfaction, or waiver of the conditions set forth below:

  the representations and warranties of FAC in the Purchase Agreement must be true and correct as of the closing date of the Sale;

  FAC shall have performed and complied with all of its covenants, obligations and agreements contained in the Purchase Agreement;

  we shall have received all of the agreements and documents required to be delivered to us at closing; and

  there shall not be any action or proceeding by any governmental authority or other person restraining or prohibiting the consummation of the Sale.

     FAC’s obligation to consummate the Sale is subject to the prior satisfaction, or waiver of the conditions set forth below:

  our representations and warranties in the Purchase Agreement must be true and correct as of the closing date of the Sale;

  we shall have performed and complied with all of our covenants, obligations and agreements contained in the Purchase Agreement;

  we shall have made or obtained all consents and approvals required for the consummation of the Sale;

  FAC shall have received all of the agreements and documents required to be delivered to it at closing; and

  there shall not be any action or proceeding by any governmental authority or other person restraining or prohibiting the consummation of the Sale.

Termination of the Purchase Agreement

     The Purchase Agreement may be terminated at any time prior to the closing (whether before or after stockholder approval) upon any of the following circumstances:

  by mutual written consent of us and FAC;

  by us if FAC fails to timely cure a material breach of any of its representations, warranties, covenants or agreements contained within the Purchase Agreement;

  by FAC if we fail to timely cure a material breach of any of our representations, warranties, covenants or agreements contained within the Purchase Agreement; or

  by us or FAC if the closing of the asset purchase does not occur by January 31, 2008, other than as a result of a failure by the party proposing to terminate the Purchase Agreement to perform any of its obligations.

Effect of Termination

     If the Purchase Agreement is properly terminated, all obligations of the parties thereto shall terminate, except for certain indemnification obligations.

Closing of the Sale

     The Sale will not become effective until at least 20 calendar days following the date of mailing of this Information Statement to our stockholders. After such 20 calendar day period, the closing of the Sale will take place two business days following the satisfaction or waiver by the appropriate party of all of the conditions to each party’s obligations to complete the Sale, which is anticipated to occur on or before January 31, 2008, unless extended to a later date in accordance with the terms of the Purchase Agreement.

Use of Proceeds

     We will receive $50,000 cash proceeds from the Sale which will be used for general working capital purposes.

Interests of Certain Persons in the Sale

     Until November 14, 2008, Brendan T. Reilly served as our Chairman and Chief Executive Officer. Mr. Reilly is also in control of TKV, which we owe $2,200,000 pursuant to a promissory note that would be assumed by FAC as part of the Sale. As of December 10, 2008, together, Mr. Reilly and TKV hold 81,733,738 shares of our common stock, all of which were voted in favor of the Sale. In addition, James Elliott the sole owner of FAC, as of December 10, 2008 owned 3,000,000 shares of our common stock, all which were voted in favor of the Sale. See “Certain Relationships and Related Transactions.”

Reports, Opinions and Appraisals

     No report, opinion or appraisal was obtained in connection with the proposed Sale.

Regulatory Approvals

     We are not aware of any federal, state or local regulatory requirements that must be complied with or approvals that must be obtained prior to consummation of the Sale pursuant to the Purchase Agreement.

Dissenters’ Rights of Appraisal

     Under Nevada corporate law and our charter, our stockholders will not be entitled to dissenters’ rights of appraisal as a result of the Sale.

Past Contacts, Transactions or Negotiations

     Other than the Purchase Agreement and the agreements described in “Information About the Sale of Substantially All of the Assets Related to our Existing Fortified Data Business,” neither we nor our affiliates are party to any material past contacts, transactions, negotiations or contracts with FAC or any of its affiliates.

Certain United States Federal Income Tax Consequences of the Sale

     The following are certain United States federal income tax consequences in connection with the Sale. This summary is based upon the provisions of the Internal Revenue Code the (“Code”), applicable current and proposed United States Treasury Regulations, judicial authorities and administrative rulings and practice, all as in effect as of the date of this Information Statement and all of which are subject to change, possibly on a retroactive basis. We anticipate that the holders of our common stock should not recognize gain or loss for United States federal income tax purposes in connection with the sale of all of the issued and outstanding stock of Fortified Data

Stockholder Vote Required

     Approval of the sale of all of the shares of common stock of FDC the operator of our existing Fortified Data business requires the affirmative vote of a majority of the voting power of our Common Stock entitled to vote thereon.

     THIS INFORMATION STATEMENT ONLY RELATES TO THE MAJORITY CONSENT OF THE SALE OF THE FORTIFIED DATA BUSINESS.

     PLEASE NOTE THAT A SEPARATE APPROVAL IS REQUIRED PRIOR TO THE CONSUMMATION OF A MERGER WITH GISS OR ANY OTHER PARTY.

Unaudited Pro Forma Consolidated Financial Data

     The following unaudited pro forma consolidated financial data gives effect to the Sale. The Sale is the transaction that would be consummated on the Closing of the Stock Purchase Agreement dated as of December 10, 2008 for the sale of all the issued and outstanding stock of our operating subsidiary Fortified Data Communications, Inc., a Delaware corporation (the “Sale”) to Fortified Acquisition Corp., a Delaware corporation (“FAC”), as purchaser, Thomas Keenan Ventures, LLC, a Delaware limited liability company (“TKV”), and Brendan T. Reilly, an individual and our former Chairman and CEO (“BTR”) (the “Purchase Agreement”). The aggregate purchase price for the sale is: (i) $50,000 in cash, (ii) a promissory note from FAC in the amount of $150,000, (iii) FAC’s assumption of the trade liabilities associated with the operation of our Fortified Data business and (iv) FAC’s assumption of our $2,200,000 promissory note owed to TKV. The unaudited pro forma consolidated balance sheet as of September 30, 2008 and as of December 31, 2007 have been prepared assuming the Sale occurred as of the beginning of each respective period. The unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2008 and the year ended December 31, 2007 have been prepared assuming that the Sale occurred the beginning of each respective period. The unaudited pro forma consolidated financial data is presented for informational purposes only and is not necessarily indicative of the results of future operations of our company or the actual results of operations that would have occurred had the Sale been consummated as of the dates indicated above. The unaudited pro forma consolidated financial data should be read in conjunction with our historical consolidated financial data and notes contained in our reports filed with the Securities and Exchange Commission.

     The unaudited pro forma consolidated financial data should be read in conjunction with the related notes in this Information Statement, our audited financial statements as of and for the period ended December 31, 2007 contained in our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited financial statements contained in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2008.

     THE PRO FORMA INFORMATION PRESENTED IS NOT NECESSARILY INDICATIVE OF THAT WHICH WOULD HAVE BEEN ATTAINED HAD THE SALE OCCURRED AT AN EARLIER DATE.

Fortified Holdings Corp.
Pro Forma Condensed Combined Balance Sheet
September 30, 2008
(Unaudited)

	September 30,	Pro Forma		Pro Forma,
	2008	Adjustments		As Adjusted
	(As Reported)
Assets
Current assets:
Cash and cash equivalents	$8,793	41,207	[1]	$50,000
Accounts receivable, net	54,777	(54,777	) [2]	0
Inventory	151,332	(151,332	) [3]	0
Note receivable	204,536	7,454	[4]	211,990
Prepaid expenses and other current assets	31,394	(12,942	) [5]	18,452
Total current assets	450,832			280,442

Property and equipment, net	53,561	(53,561	) [6]	0
Other Assets	0			0
Total assets	$504,393			280,442

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$335,366	(116,431	) [7]	$218,935
Demand notes payable	549,014	(84,445	) [8]	464,569
Convertible notes payable	830,899	0		830,899
Term notes payable	3,875,071	(3,875,071	) [9]	0
Other current liabilities	30,099	(30,099	) [10]	0

Total current liabilities	5,620,449			1,514,403
Other liabilities	0			0
Total liabilities	5,620,449			1,514,403

Stockholders' equity (deficit):
Common stock, $0.001 par value (actual 103,069,105 shares outstanding; pro-
forma 87,069,105 shares outstanding)	103,070	(16,000	) [11]	87,070
Additional paid-in capital	8,133,642	(659,429	) [12]	7,474,213
Accumulated deficit	(13,352,768)	4,557,524	[13]	(8,795,244)
Total stockholders' equity (deficit)	(5,116,056)			(1,233,961)
Total liabilities & stockholders' equity (deficit)	$504,393			$280,442

______________________________
1.	To remove cash related to Fortified Data Communications, Inc. (“FDC”) and to reflect $50,000 cash purchase price received.
2.	To remove FDC receivables.
3.	To remove FDC inventory.
4.	To remove FDC notes receivable and to reflect the addition of the $150,000 note receivable portion of the purchase price for FDC.
5.	To remove FDC prepaid expenses.
6.	To remove FDC fixed assets.
7.	To remove FDC accounts payable.
8.	To remove FDC note payable factoring agreement.
9.	To remove the TKV Note assumed by FAC as part of the purchase price for FDC with a principal balance of $3,500,000 as of September 30, 2008 and a Note Payable of FDC.
10.	To remove FDC miscellaneous liabilities.
11.

A reduction to reflect 16,000,000 shares of the aggregate of 86,327,633 shares to be surrendered in connection with the closing of the Sale of FDC. The remaining surrendered shares were not issued and outstanding on September 30, 2008.

12.

A reduction to reflect 16,000,000 shares surrendered in connection with the closing of the Sale of FDC (see Note 11). The addition of $150,000 for the note receivable from the Sale and certain adjustments to eliminate intercompany transactions.

13.	To remove the operating results of FDC.

Fortified Holdings Corp.
Pro Forma Condensed Combined Balance Sheet
December 31, 2007
(Unaudited)

	December
	31,	Pro Forma		Pro Forms,
	2007	Adjustments		As Adjusted
	(As
	Reported)
Assets
Current assets:
Cash	$1,835,509	(51,967	) [1]	$1,783,542
Accounts receivable, net	107,447	(107,447	) [2]	0
Inventory, net		(190,408	) [3]	0
Notes receivable, net	1,343,415	12,354	[4]	1,355,769
Prepaid expenses and other current assets	25,316	(25,316	) [5]	0
Total current assets	3,502,095			3,139,311

Property and equipment, net	92,016	(92,016	) [6]	0
Other assets	340,500	0		340,500
Total assets	$3,934,611			$3,479,811

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$889,171	(578,352	) [7]	$310,819
Demand notes payable	1,541,618	0		1,541,618
Convertible notes payable	814,225	0		814,225
Term notes payable	4,416,687	(4,416,687	) [8]	0
Other current liabilities	92,616	(92,616	) [9]	0
Total current liabilities	7,754,317			2,666,662
Other liabilities	3,405,000	0		3,405,000
Total liabilities	11,159,317			6,071,662

Stockholders' equity (deficit):

Common stock, $0.01 par value (actual 60,707,605 issued and outstanding; pro-forma
55,707,605 shares issued and outstanding)	60,708	(5,000	) [10]	55,708
Additional paid-in capital	3,043,428	1,803,727	[11]	4,847,155
Accumulated deficit	(10,328,842)	2,834,128	[12]	(7,494,714)
Total stockholders' equity (deficit)	(7,224,706)			(2,641,851)
Total liabilities & stockholders' equity (deficit)	$(3,934,611)			$(3,429,811)

___________________________________
1.	To remove cash related to Fortified Data Communications, Inc. (“FDC”) and to reflect $50,000 cash purchase price received.
2.	To remove FDC receivables.
3.	To remove FDC inventory.
4.	To remove FDC notes receivable and to reflect the addition of the $150,000 note receivable portion of the purchase price for FDC.
5.	To remove FDC prepaid expenses.
6.	To remove FDC fixed assets.
7.	To remove FDC accounts payable.
8.	To remove the TKV Note assumed by FAC as part of the purchase price for FDC with a principal balance of $4,250,000 as of December 31, 2007 and a Note Payable of FDC.
9.	To remove FDC miscellaneous liabilities.
10.

A reduction to reflect 5,000,000 shares of the aggregate of 86,327,633 shares to be surrendered in connection with the closing of the Sale of FDC. The remaining surrendered shares were not issued and outstanding on December 31, 2007.

11.

A reduction to reflect 5,000,000 of the shares surrendered in connection with the closing of the Sale of FDC (See Note 10). The addition of $150,000 for the note receivable from the Sale and certain adjustments to eliminate intercompany transactions.

12.	To remove the operating results of FDC.

Fortified Holdings Corp.

Pro Forma Condensed Statement of Operations
For the Nine Months Ended September 30, 2008
(Unaudited)

	Nine Months Ended September 30, 2008
		Pro Forma		Pro Forma,
	As Reported	Adjustments		As Adjusted
Net Sales	$348,486	(348,486	) [1]	0
Cost of sales, net	201,304	(201,304	) [2]	0
Gross profit	147,182			0

Operating expenses:
Research and development	526,066	(526,066	) [3]	0
Selling, general and administrative	1,896,509	(1,212,065	) [4]	684,444
Professional and consulting fees	472,069	(122,705	) [5]	349,364
Total operating expenses	2,894,644			1,033,808
Operating loss	(2,747,462)			(1,033,808)

Interest income	72,335	(4,900	) [6]	67,435
Interest expense	(348,799)	14,642	[7]	(334,157)

Loss before income taxes	(3,023,926)			(1,300,530)

Provision for income taxes	0			0
Net Loss	(3,023,926)			(1,300,530)

Net loss per share, basic and diluted	$(0.03)			(0.02)
Weighted average number of common shares used in per share calculations	91,100,266			76,563,770

_________________________________
1.	To remove sales related to Fortified Data Communications, Inc. (“FDC”).
2.	To remove FDC cost of sales.
3.	To remove FDC research and development costs.
4.	To remove FDC selling, general and administrative expenses.
5.	To remove FDC professional and consulting fees.
6.	To remove FDC interest income.
7.	To remove FDC interest expense.

Fortified Holdlings Corp.
Pro Forma Condensed Statement of Operations
For the Year Ended December 31, 2007
(Unaudited)

	For the Year Ended December 31, 2007
		Pro Forma		Pro Forma,
	As Reported	Adjustments)		As Adjusted
Net sales	$155,633	(155,633	) [1]	0
Cost of sales	428,411	(428,411	) [2]	0
Gross profit/loss	(272,778)			0

Operating expenses:
Research and development	854,443	(854,443	) [3]	0
Selling, general and administrative	2,558,641	(2,457,935	) [4]	100,706
Professional and consulting fees	718,013	(617,630	) [5]	100,383
Total operating expenses	4,131,097			201,089
Operating loss	(4,403,875)			(201,089)

Interest income	53,592	(6,401	) [6]	47,191
Interest expense	(399,965)	35,726	[7]	(364,239)

Loss before income taxes	(4,750,248)			(518,137)

Provision for income taxes	0			0
Net loss	$(4,750,248)			$(518,137)

Net loss per share, basic and diluted	$(0.23)			$(0.03)

Weighted average number of common shares used in per share calculations	20,740,390			19,247,239

__________________________________
1.	To remove sales related to Fortified Data Communications, Inc. (“FDC”).
2.	To remove FDC cost of sales.
3.	To remove FDC research and development costs.
4.	To remove FDC selling, general and administrative expenses.
5.	To remove FDC professional and consulting fees.
6.	To remove FDC interest income.
7.	To remove FDC interest expense.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information with respect to the following: (i) each person who beneficially owns more than five percent of our voting securities, (ii) each of our executive officers and directors and (iii) all of our executive officers and directors as a group. Percentages are based on 173,395,738 shares of our common stock outstanding as of December 10, 2008.

		Number of Shares	Percent
	Name of Beneficial Owner	Beneficially Owned (1)	of Class
(2)	Brendan T. Reilly (Former Director and CEO)	81,733,738	47.1%
(3)	Steven Cooper (Director and Interim CEO)	1,000,000	0.6%
(4)	Kirk Hanson (Former CFO)	0	0.0%
(5)	Geoff Haworth	11,000,000	6.4%
(6)	All directors and executive officers as a group	82,733,738	47.7%

__________________________________
(1)

Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes voting power and/or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of December 10, 2008 are deemed outstanding for computing the number and the percentage of outstanding shares beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person.

(2)

Includes 70,326,633 shares owned by Thomas Keenan Ventures LLC, which Mr. Reilly controls, and 442,800 shares owned by his wife. All of the shares were surrendered to the Company without payment on December 29, 2008.

(3)	Includes options to purchase 1,000,000 shares that are exercisable now.
(4)	Note that Mr. Hanson had options to purchase 333,333 shares that were exercisable on or after May 8, 2009. Mr. Hanson resigned as CFO effective as of December 24, 2008.
(5)	Includes 1,000,000 shares owned by his wife.
(6)

Includes shares beneficially owned by our current officer, Steven Cooper and the beneficially owned shares of Brendan T. Reilly, who recently resigned as an officer of the Company on November 14, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Until November 14, 2008, Brendan T. Reilly served as our Chairman and Chief Executive Officer. Mr. Reilly is also in control of TKV, which we owe $2,200,000 pursuant to a promissory note that would be assumed by FAC as part of the Sale. Together, Mr. Reilly and TKV held 81,733,738 shares of our common stock, all of which were voted in favor of the Sale. On or about December 29, 2008, Mr. Reilly and TKV surrendered 81,733,738 shares of our common stock to the Company without payment therefor.

     One of our largest debts, the $2,200,000 note due to TKV that would be assumed by FAC in the proposed Sale, was in payment default on November 14, 2008. TKV agreed to extend the payment of $1,000,000 in principal until December 15, 2008. On December 22, 2008, we were unable to make the payment of Principal Due and TKV agreed to forbear from declaring a default or taking any action to collect the Principal Due until, no earlier than, the first to occur of: (i) the closing of all of the transactions contemplated under the Purchase Agreement for the Sale or (b) the termination of the Purchase Agreement. We currently do not have the cash necessary to make the payment. In the event that the proposed Sale is not consummated, we expect that TKV will exercise its rights to accelerate the note and seek to foreclose against the FDC Business assets which are pledged as security therefore.

     In addition, James Elliott the sole owner of FAC, as of December 10, 2008 owned 3,000,000 shares of our common stock, all of which were voted in favor of the Sale. On or about December 29, 2008, Mr. Elliott surrendered 2,400,000 shares of our common stock to the Company without payment therefor.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Market for our Common Stock

     Our common stock is approved for quotation on the Over-the-Counter Bulletin Board under the trading symbol “FFDH” and on the Frankfurt exchange. The following table sets forth the high and low sales prices for our common stock for the periods noted, as reported by the Over-The-Counter Bulletin Board. Quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

2008	High Bid	Low Bid
First Quarter	$0.47	$0.23
Second Quarter	$0.29	$0.10
Third Quarter	$0.14	$0.01

2007
First Quarter	$1.02	$0.70
Second Quarter	$1.14	$0.69
Third Quarter	$0.86	$0.51
Fourth Quarter	$0.73	$0.31

2006
First Quarter	NA	NA
Second Quarter	NA	NA
Third Quarter	NA	NA
Fourth Quarter	$0.86	$0.84

     The bid prices in the table above are based solely on historical data and are not intended to forecast the possible future performance of our common stock. There was no trading on the Company’s stock prior to December 2006.

     There is a very limited public market for our common stock. As of December 10, 2008, there were 173,395,738 common shares issued and outstanding, and there were approximately 71 holders of record of our common stock.

No dividends have been paid on our common stock and we do not anticipate paying dividends in the foreseeable future.

Legal Proceedings

On or about June 8, 2007, Aegis Industries, Inc., (a privately held Delaware Corporation) (“AI”) filed an action against Fortified, two of its directors and several other additional parties in the Second Judicial District Court, County of Washoe, State of Nevada. Plaintiffs alleged claims for, among other claims, breach of contract related to a non-binding letter of intent entered into by AI and Fortified in November 2006.

By stipulation of the parties, the Court entered an order dismissing Fortified from the litigation as of July 18, 2008, and a separate Order dismissing its two directors from the litigation as of July 25, 2008. The dismissals did not include a legal release of the plaintiffs’ claims and were without prejudice to the right of the plaintiffs to re-assert the same claims in the future, but we have not been given any reason to believe the plaintiffs intend to re-assert those or any other claims.

On or about October 22, 2008, Rajant Corporation, a privately held Deleware Corporation (Rajant) filed an action against Fortified and Z5 Technologies in the Court of Common Pleas, Chester County, State of Pennsylvania. Plaintiffs alleged claims for, among other claims, breach of contract related to a Strategic Alliance and Reseller Agreement dated as of November 16, 2006 between it and Z5 Technologies (a predecessor of Fortified). The Company believes that the suit is without merit and is preparing the appropriate pleadings in answer of the complaint. Further, the Company believes that any liability that may result will not have any material effect on the Company.

Information Statement Costs

     We will pay for the cost of preparing, assembling, printing and mailing this information statement to our stockholders.

Delivery of Information Statement to Security Holders Sharing an Address

     Only one Information Statement is being delivered to multiple security holders sharing an address unless we have received contrary instructions from one or more of the security holders. We will deliver promptly upon written or oral request a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered if you write to us at 40 Richards Avenue, 3rd Floor, Norwalk, Connecticut 06854, or call us at (203) 594-1686. If you are sharing an address with another security holder and are receiving multiple copies of this Information Statement, and would prefer to receive a single copy, please write to us or call us at the address or phone number above.

Where You Can Find Additional Information

     We file annually, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may obtain copies of this information by mail from the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers that file electronically with the SEC. The address of that website is www.sec.gov.

     Our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, are incorporated herein by this reference.

By order of the Board of Directors,

/s/ Steven Cooper

Steven Cooper
Interim CEO

Norwalk, Connecticut
January 30, 2009

Annex A

STOCK PURCHASE AGREEMENT

dated as of December 10, 2008

among

FORTIFIED HOLDINGS CORP. (the “Seller”)

and

FORTIFIED ACQUISITION CORP. (the “Buyer”),

THOMAS KEENAN VENTURES LLC (“TKV”)

and

Brendan T. Reilly

i

ii

Exhibit A	Confidentiality Agreement

iii

STOCK PURCHASE AGREEMENT

          This STOCK PURCHASE AGREEMENT, dated as of December 10, 2008 (this “Agreement”) is made among Fortified Holdings Corp., a Nevada Corporation (the “Seller”), on one hand, and; Fortified Acquisition Corp., a Delaware corporation (the “Purchaser”), Thomas Keenan Ventures LLC, a Delaware limited liability company (“TKV”), and Brendan T. Reilly, an individual (“BTR”).

          WHEREAS, the Seller is the beneficial and record owner of 100 shares of Common Stock, $.01 par value per share representing all of the issued and outstanding shares of equity securities (the “Acquired Shares”) of Fortified Data Communications, Inc., a Delaware corporation (“FDC” or the “Company”);

          WHEREAS, the Purchaser desires to acquire the Acquired Shares from the Seller; and

          WHEREAS, as set forth in this Agreement, the closing of the transactions contemplated by this Agreement shall be contingent on the satisfaction or waiver of certain conditions, including without limitation, (i) the authorization under SEC Rule 14c-2 of the actions authorizing the closing of the sale of Acquired Shares hereunder as approved by the majority written consent of Seller’s stockholders in lieu of a special meeting (the “Majority Consent”) and (ii) TKV’s written consent to the assumption by the Purchaser (the “Certificate”) of a Promissory Note with a remaining principal balance of Two Million Two Hundred Thousand Dollars ($2,200,000) (the “Assumed Note”); and

          WHEREAS, TKV and its majority owner, BTR, have agreed to irrevocably relinquish and surrender, or cause to be relinquished and surrendered, no later than December 31, 2008, the Surrendered Shares (as that term is defined Section 2.4 hereof)..

          NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

          1.1      Definitions. The following terms when used in this Agreement, shall have the respective meanings ascribed to them below.

          “Acquired Shares” has the meaning set forth in the recitals hereto.

          “Actions or Proceedings” means any action, suit, proceeding, arbitration or Governmental Entity investigation or audit.

          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition, “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise.

          “Agreement” has the meaning set forth in the preamble hereto.

          “Assumed Note” has the meaning set forth in the recitals hereto.

          “Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Salt Lake City are authorized or required by law to close.

          “Cash Price” has the meaning set forth in Section 2.3(a) .

          “Certificate” has the meaning in the recitals hereto.

          “Closing” has the meaning set forth in Section 2.2.

          “Closing Date” has the meaning set forth in Section 2.2.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Common Control Entity” has the meaning set forth in Section 3.12(l) .

          “Company” has the meaning set forth in the recitals hereto.

          “Confidentiality Agreement” has the meaning set forth in Section 6.1.

          “Contract” means any written agreement, contract, commitment, arrangement or understanding.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “FDC” has the meaning set forth in the recitals hereto.

          “Financial Statements” has the meaning set forth in Section 3.5.

          “GAAP” means United States generally accepted accounting principles.

          “Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local or municipal government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau or other regulatory, administrative or judicial authority thereof and any American Indian tribal governments or the Department of Interior.

          “Indebtedness” means: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business; (d) any obligations as lessee under capitalized leases; (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) any obligations, contingent or otherwise, under bankers acceptance, letters of credit or similar facilities; and (g) any guaranty of any of the foregoing.

          “Indemnitee” means any Person which is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

          “Indemnitor” means any party to this Agreement from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

          “Indemnity Notice” has the meaning set forth in Section 10.5.

          “IRS” has the meaning set forth in Section 3.12(c)(v) .

          “Knowledge” of the Seller, “Seller’s Knowledge” and words of similar import mean the actual knowledge of the Seller, without obligation of inquiry.

          “Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

           “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other encumbrance in respect of such property or asset.

          “Losses” has the meaning set forth in Section 10.2(a) .

          “Majority Consent” has the meaning set forth in the recitals hereto.

          “Material Adverse Effect” means any circumstance, change in or effect on the Company that is or would reasonably be expected to be materially adverse to the condition (financial or otherwise), business, properties, assets, liabilities, or results of operations of the Company (whether or not required to be accrued or disclosed under Statement of Financial Accounting Standards No. 5), provided, however, that in determining whether a Material Adverse Effect has occurred there will be excluded the effect of: (a) any change in securities and similar laws or regulations of general applicability or interpretations thereof by courts or governmental authorities, (b) any change in GAAP or regulatory accounting requirements applicable to securities brokerages generally, or (c) any general social, political, economic, environmental or natural condition, change, effect, event or occurrence the effects of which are not specific or unique to the Company.

          “Note Price” has the meaning set forth in Section 2.3(b) .

          “Note” has the meaning set forth in Section 2.3(b) .

          “PBGC” has the meaning set forth in Section 3.12(l) .

          “Permit” means any franchise, license, permit or registration of any Governmental Entity or pursuant to any Law.

          “Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other legal entity.

          “Plan” or “Plans” has the meaning set forth in Section 3.12(a) .

          “Pre-Closing Tax Period” has the meaning set forth in Section 10.9(a) .

          “Purchaser” has the meaning set forth in the preamble above.

          “Purchase Price” has the meaning set forth in Section 2.1.

          “SEC” has the meaning set forth in Section 4.3(b) .

          “Seller” has the meaning set forth in the preamble hereto.

          “Straddle Period” has the meaning set forth in Section 10.9(b) .

          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries), owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

          “Surrendered Shares” has the meaning set forth in Section 2.3(d) .“Tax” or “Taxes” means any and all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, transfer, registration, withholding, payroll, employment, excise, property (real and personal), deed, stamp, alternative or add-on minimum, estimated, environmental (including taxes under Code Section 59A), profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security (or similar), worker’s compensation, disability, capital, premium, and other taxes, assessments, customs, duties, fees, levies or other governmental charges of any kind whatsoever, including interest, penalty or addition thereto, whether disputed or not.

          “Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including without limitation any schedule or attachment thereto and any amendment thereof.

          “Third Party Claim” has the meaning set forth in Section 10.4(a) .

          “Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer taxes and fees.

          1.2      Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (b) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits, Schedules, Annexes and other attachments, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Schedules, Annexes and other attachments to, this Agreement; (c) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions within a Section or subsection; (d) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (e) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”; and (f) all accounting terms used and not expressly defined herein have the respective meanings given to them under GAAP.

ARTICLE II

PURCHASE AND SALE

          2.1      Purchase and Sale of the Acquired Shares. At the Closing, upon the terms and subject to the conditions of this Agreement, the Seller agrees to sell the Acquired Shares to the Purchaser, and the Purchaser agrees to purchase the Acquired Shares from the Seller. The purchase price for the Acquired Shares is Two Million Four Hundred Thousand Dollars ($2,400,000) (the “Purchase Price”). The Purchase Price shall be paid as provided in Section 2.3 hereof.

          2.2      Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Kranjac Manuali & Viskovic LLP, 40 Wall Street, 28th Floor, New York, NY 10005 on the first Business Day following the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature will be satisfied at the Closing), or such other place, time and date as the Purchaser and the Seller may mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date.”

          2.3      Payment of Purchase Price .

                    (a)      Fifty Thousand Dollars ($50,000) of the Purchase Price will be delivered to the Seller in cash or by cashier’s or certified check, or as otherwise agreed to by the Purchaser and the Seller, at Closing (the “Cash Price”);

                    (b)      One Hundred Fifty Thousand Dollars ($150,000) of the Purchase Price will be paid by delivery of a promissory note (the “Note”) to the Seller in a form to be mutually agreed upon by and between the Purchaser and the Seller (the “Note Price”); and

                    (c)      The assumption by the Purchaser of the Assumed Note with the consent of TKV (the “Assumption Price”).

          2.4      Surrender of Shares. On or before December 31, 2008, the TKV and BTR shall irrevocably relinquish, or cause to be irrevocably surrendered, all right title and interest in 86,327,633 shares of the Seller’s common stock (the “Surrendered Shares”) by delivery of share certificates representing the Surrendered Shares, endorsed in blank to the Seller..

          2.5      Transactions to be Effected at the Closing.

                    (a)      At the Closing, the Purchaser shall deliver to the Seller (i) the Surrendered Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto, (ii) the Cash Price by wire transfer of immediately available funds to an account(s) designated by the Sellers’ Representative, (iii) the Note representing the Note Price, (iv) the Certificate of TKV and the Purchaser verifying the assumption of the Assumed Note and (iii) all other documents, instruments or certificates required to be delivered by the Purchaser at or prior to the Closing pursuant to this Agreement. Notwithstanding the foregoing, the Surrendered Shares must be relinquished and surrendered on or before December 31, 2008. If the Closing shall occur later than such date, TKV and BTR shall provide a certificate indicating the surrender has occurred in compliance with the prior sentence.

                    (b)      At the Closing, the Seller shall deliver to the Purchaser (i) certificates representing the Acquired Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto, and (ii) all other documents, instruments or certificates required to be delivered by the Sellers at or prior to the Closing pursuant to this Agreement.

          2.6      Debt of the Company. The Seller and the Purchaser agree that at the Closing, the Company will have no more than $250,000 of trade indebtedness. In addition, the Seller shall on or prior to the Closing cancel all of the intercompany payables and receivables between it and the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

          The Seller, represents and warrants to the Purchaser as set forth in this Article III.

          3.1      Organization, Conduct of Business, etc.

                    (a)      The Seller is duly organized, validly existing and in good standing under the laws of the State of Nevada, has all required power to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on the ability of the Seller to perform its obligations hereunder or consummate the transactions contemplated hereby.

                    (b)      FDC (i) is duly organized and validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority (corporate and other) to own its properties and conduct its business as now being conducted, (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where failure to so qualify would not have a Material Adverse Effect, and (iv) is not transacting business, or operating any properties owned or leased by it in violation of any provision of federal or state Law, which violation would have a Material Adverse Effect. Except as set forth on Schedule 3.1, FDC does not own any equity interest in any other business organization and is not a party to any joint venture or similar enterprise.

          3.2      Capitalization. The authorized capital stock of FDC consists solely of 100 shares of common stock, $0.01 par value, authorized. As of the date hereof, 100 shares of Common Stock are issued and outstanding. The Seller owns the Acquired Shares free and clear of any Liens. All of the outstanding shares of capital stock of FDC have been duly authorized and are validly issued, fully paid and nonassessable.

          3.3      Options, SARs, Warrants, etc. Schedule 3.3 identifies the holders of any options to purchase any capital stock of the Company, the number of options held by each holder of options and the option exercise price with respect thereto. Except as set forth on Schedule 3.3. , there are no outstanding stock appreciation rights or options, warrants, calls, units or commitments of any kind relating to the issuance, sale, purchase or redemption of, or securities convertible into, capital stock of the Company.

          3.4      Authorization; Validity of Agreement. The Seller has the power and legal capacity to execute and deliver this Agreement. This Agreement has been duly executed and delivered on behalf of the Seller, and, constitutes a valid and binding agreement of the Seller, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

          3.5      Company Financial Statements; No Undisclosed Liabilities. FDC’s unaudited Balance Sheet as of December 31, 2007 and FDC’s unaudited Statements of Income and Statements of Cash Flow for the year ended December 31, 2007, each of which were heretofore delivered to Purchaser (hereinafter the “Financial Statements”), were prepared on a basis consistent with past practices in accordance with GAAP, and present fairly the Company’s financial condition, results of operations and changes in cash flow as of such dates.

          Except to the extent stated in the Financial Statements delivered or to be delivered pursuant to this Section 3.5 and in Schedule 3.5, and except for those liabilities incurred in the normal course of the Company’s business, the Company has no material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise), and whether due or to become due, including but not limited to liabilities on account of Taxes, other governmental charges or lawsuits subsequently brought. Except as set forth on Schedule 3.5, there are no suits, actions or proceedings pending or, to the Knowledge of the Seller any threatened, or any contingent liability which would give rise to any right of indemnification on the part of any director or officer of the Company or his or her heirs, executors or administrators, as against the Company or any successor to the business of the Company.

          3.6      Title to Properties. Except as reflected in the Financial Statements delivered or to be delivered pursuant to Section 3.6, and except as set forth on Schedule 3.6, the Company owns, free and clear of any Liens, all of the property, real, personal or mixed, reflected in the Financial Statements and all property acquired since such date except for any Liens that would not constitute a Material Adverse Effect. Except as set forth in Schedule 3.6, the Company has not received any notice of violation of any applicable zoning regulation, ordinance or other Law, order, regulation or requirement relating to its operations or its properties. To Knowledge of the common stockholders, there are no such violations of material nature and all buildings and structures used by the Company substantially conform with all applicable ordinances, codes and regulations. Except as set forth in Schedule 3.6, all such properties which are material to the business or operations of the Company are in a good state of maintenance and repair and are adequate for their current uses and purposes. During each of the past three calendar years, the Company and its properties have been insured, and such insurance protection continues in effect as of the date hereof and will continue through the Closing Date.

          3.7      Absence of Defaults. The execution of this Agreement does not and performance of the transactions contemplated by this Agreement will not (assuming applicable regulatory approval) (a) violate the provisions of the articles of incorporation, certificate of incorporation, bylaws or similar charter or governance documents of the Company or (b) except as disclosed on Schedule 3.7, violate the provisions of or place either the Seller or the Company in default under any agreement, indenture, mortgage, lien, lease, contract, instrument, order, judgment, decree, ordinance, statute, or regulation to which either the Seller or the Company is subject, to which any property of the Company is subject, or to which either the Seller or the Company is a party, which violations or defaults would in the aggregate have a Material Adverse Effect.

          3.8      Absence of Material Adverse Changes. Except as set forth on Schedule 3.8, since December 31, 2007, there has been no change, and no development involving a reasonably foreseeable prospective change, in or affecting the financial condition (present or prospective), businesses, properties, assets or operations (present or prospective) of the Company that either individually or in the aggregate has had or is likely to have a Material Adverse Effect on the Company. Since December 31, 2007, the Company has conducted its business only in the ordinary course and consistent with industry standards.

          3.9      Actions or Proceedings and Investigations. Set forth on Schedule 3.9 hereto is a complete and accurate listing of all Actions or Proceedings to which the Company is a party. There are no Actions or Proceedings or investigations pending, or, to the Knowledge of the Seller, threatened or contemplated against or relating to the Company or any of its properties or assets (and the Seller is not aware of any facts that would give rise to any such claim), which would have a Material Adverse Effect on the financial condition (present or prospective), businesses, properties, assets or operations (present or prospective) of the Company, or the ability of the Company to consummate the transaction contemplated hereby.

          3.10      Absence of Brokerage Commissions, etc. Except as set forth on Schedule 3.10, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Seller directly with the Purchaser without the participation or intervention of any other person, firm or corporation employed or engaged by or on behalf of the Seller in such a manner as to give rise to any valid claim against any of the Seller, the Company or the Purchaser, for a brokerage commission, finders’ fee or like payment.

          3.11      Compliance With Laws; Documentation.

                    (a)      Except as set forth on Schedule 3.11, to the Seller’s Knowledge: the conduct by the Company of its business does not violate or infringe any domestic or foreign laws, statutes, ordinances, rules or regulations, the enforcement of which, individually or in the aggregate, would have a Material Adverse Effect; and the Company has complied in all material respects with every Law now in effect and applicable to the Company.

                    (b)      All client files are complete and accurate in all material respects and have been maintained in accordance with good industry practice except for such that would not constitute a Material Adverse Effect.

          3.12      Employee Benefits.

                    (a)      Schedule 3.12 contains a true and complete list of each employee benefit, compensation or welfare benefit plan, program or agreement, whether or not subject to ERISA, maintained or contributed to or required to be maintained or contributed to by the Company (the “Plans”). To the Knowledge of the Seller, the Company has no formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or terminated employee of the Company.

                    (b)      Except as set forth in Schedule 3.12, there are no employment agreements entered into by the Company and no other deferred compensation or salary continuation agreements or commitments maintained or agreed to by the Company.

                    (c)      With respect to each of the Plans, the Company has heretofore delivered to the Purchaser true and complete copies of each of the following documents:

                              (i)      the most recent written version of each Plan and related trust, if any, (including all amendments thereto);

                              (ii)      all agreements with service providers (including but not limited to COBRA service providers, retirement plan record keepers, etc.);

                              (iii)      annual report and actuarial report, if required to be filed under ERISA, for the last two (2) years and the latest financial statement, if any, for each such Plan;

                              (iv)      the most recent summary plan description, together with each summary of material modifications, required under ERISA;

                              (v)      the most recent determination letter received from the Internal Revenue Service (“IRS”) with respect to each Plan that is intended to be qualified under the Code;

                              (vi)      information which identifies (x) all asserted or unasserted claims arising under any Plan, (y) all claims presently outstanding against any Plan, (z) a description of any future compliance action required with respect to any Plan under ERISA, or federal or state law;

                              (vii)      all notices that were given within the four years preceding the date of this Agreement by the IRS, Department of Labor, or any other governmental agency or entity with respect to any Plan;

                              (viii)      all correspondence and other documentation of all corrections through the IRS’s Employee Plans Compliance Resolution System, the Department of Labor’s Voluntary Fiduciary Correction Program and the Delinquent Filers Voluntary Compliance Program; and

                              (ix)      all employee manuals or handbooks containing personnel or employee relations policies describing or relating to any Plan.

                    (d)      Except as disclosed on Schedule 3.12, all required contributions have been, or will be, within the time frames required by Law, made with respect to each Plan on or prior to the date of this Agreement and have been properly recorded on the Financial Statements. Except as disclosed on Schedule 3.12, each trust associated with the Plans, if any, is fully funded as of the date of this Agreement. Schedule 3.12 sets forth the amount of monthly payments due and owing for each month that the Plans are continued and the amount of liability for claims if the Company were to terminate such plans and the costs involved in any such termination. There are no other material liabilities that would be incurred in connection with the termination of the Plans.

                    (e)      Each of the Plans has been operated and administered since inception in all material respects in accordance with applicable laws, including, but not limited to, ERISA and the Code and each of the Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified. The Company has not ever made or contributed to a qualified plan not listed on Schedule 3.12. The Plans are legally valid and binding and in full force and effect.

                    (f)      All amendments required under the Code have been made by the Company and approved by the IRS with respect to each Plan on or prior to the date of this Agreement.

                    (g)      The Company has classified all individuals (including but not limited to independent contractors and leased employees) appropriately under the Plans; if any individuals have not been appropriately classified under any of the Plans or if the classification is later determined to be erroneous or is retroactively revised, such error in classification will not cause the Company, or the affected Plans to incur any liability, loss or damage.

                    (h)     The Company has not prepaid or prefunded any “welfare plan” (within the meaning of ERISA Section 3(1)) through a trust, reserve, premium stabilization, or similar account, nor does either entity provide benefits through a voluntary employee beneficiary association as defined in Section 501(c)(9) of the Code.

                    (i)      Except as set forth in Schedule 3.12, no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service (other than (A) coverage mandated by applicable Law, (B) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (C) deferred compensation benefits accrued as liabilities on the books of the Company, or (D) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)).

                    (j)      There are no pending or, to Knowledge of the Seller, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

                    (k)      Except as set forth in Schedule 3.12, the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) (A) entitle any current or former employee of the Company to severance pay, employment compensation or any other payment, benefit or award, or (B) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee.

                    (l)      The Company has not ever had liabilities to the Pension Benefit Guaranty Corporation (“PBGC”). No material liability to the PBGC has been or will be incurred by the Company or other trade or business under “common control” with the Company (as determined under Section 414(c) of the Code (each a “Common Control Entity”) on account of any termination of a Plan subject to Title IV of ERISA. On and after September 2, 1974, no filing has been made by the Company (or any Common Control Entity) with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any Plan subject to Title IV of ERISA maintained, or wholly or partially funded, by the Company (or any Common Control Entity). Neither the Company, nor any Common Control Entity, has (i) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (ii) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, (iii) ceased making contributions on or before the Closing Date to any Plan subject to Section 4064(a) of ERISA to which the Company or the Bank (or any Common Control Entity) made contributions during the five years prior to the Closing Date, or (iv) made a complete or partial withdrawal from a multi-employer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA).

          3.13      Tax Matters.

                    (a)      FDC has filed all Tax Returns that it was required to file. All such Tax Returns as so filed disclose all Taxes required to be paid for the periods covered thereby. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

                    (b)      There is no material dispute or claim concerning any Tax liability of the Company (A) claimed or raised by any authority in writing or (B) as to which any of Seller and the directors and officers of Company has Knowledge based upon personal contact with any agent of such authority.

                    (c)      Schedule 3.13 lists all federal, state, local, and foreign Tax Returns filed with respect to the Company or any of its Subsidiaries for taxable periods ended on or after December 31, 2005, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to Purchaser correct and completed copies of all Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by FDC since

December 31, 2005. The Company has not waived any statute of limitations in respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                    (d)      The Company is not a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law). Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(i)(A)(ii). The Company has no liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Reg. §1.1502 -6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                    (e)      The unpaid Taxes of the Company (A) did not, as of December 31, 2007 exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet of the Company dated December 31, 2007 (rather than in any notes thereto) and (B) will not exceed the reserve described in clause (A) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

                    (f)      Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any matter, including as a result of any:

                              (i)      change in method of accounting for a taxable period ending on or prior to the Closing Date;

                              (ii)      “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

                              (iii)      intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax Law);

                              (iv)      installment sale or open transaction disposition made on or prior to the Closing Date; or

                              (v)      prepaid amounts received on or prior to the Closing Date.

                    (g)      The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

          3.14      Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with Governmental Entities and SROs and approval of such applications, and (ii) the consents and approvals set forth in Schedule 3.14, no consents or approvals of, or filings or registration with, any Governmental Entity or with any third party are necessary in connection with (A) the execution and delivery by the Seller of this Agreement or (B) the consummation by the Seller of the transactions contemplated by this Agreement.

          3.15      Litigation. Except as disclosed on Schedule 3.15, no Actions or Proceedings are pending, or to the Knowledge of the Seller, are threatened against the Seller or the Company that could reasonably be expected to delay or prevent the consummation of the transactions contemplated in the Agreement.

          3.16      Affiliate Transactions. Except as disclosed on Schedule 3.16, (i) there are no intercompany liabilities between the Company, on the one hand, and the Seller, any officer, director or Affiliate (other than the Company) of the Seller, on the other, (ii) the Seller or any such officer, director or Affiliate does not provide or cause to be provided any assets, services or facilities to the Company, and (iii) the Company does not provide or cause to be provided any assets, services or facilities to the Seller or any such officer, director or Affiliate. Except as disclosed on Schedule 3.16, each of the liabilities and transactions listed on Schedule 3.16 was incurred or engaged in, as the case may be, on an arm’s-length basis. Except as disclosed on Schedule 3.16, since December 31, 2006, all settlements of intercompany liabilities between the Company, on the one hand, and any Seller or any such officer, director or Affiliate, on the other, have been made, and all allocations of intercompany expenses have been applied, in the ordinary course of business consistent with past practice.

          3.17      Significant Clients; Inventory.

                    (a)      Schedule 3.17(a) lists, for the most recently-completed fiscal year, (i) the top ten (10) sales people of the Company, on the basis of revenues generated, (ii) at least the top three (3) clients of each such sales person listed, and (iii) the aggregate amount of revenues generated by each sales person listed. The Company has not received notice from any such clients that a client has a material dispute with the Company, and, to the Knowledge of the common stockholders, none of such clients has any material disputes with the Company.

                    (b)      Schedule 3.17(b) lists each item in the Company’s inventory as of December 31, 2007, and as of the date of this Agreement, including the valuation of each item of inventory. The Seller shall cause such Schedule 3.17(b) to be updated on the Closing Date to reflect any changes therein on the Closing Date.

          3.18      Accounts Receivable. Except as set forth on Schedule 3.18, the accounts and notes receivable of the Company reflected on the balance sheet included in the Financial Statements, and all accounts and notes receivable arising subsequent to December 31, 2007, (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not subject to any valid set-off or counterclaim, (iv) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in the balance sheet included in the Financial Statements, and (v) are not the subject of any Actions or Proceedings brought by or on behalf of the Company. Schedule 3.18 sets forth a description of any security arrangements and collateral securing the repayment or other satisfaction of receivable of the Company. All steps necessary to render all such security arrangements legal, valid, binding and enforceable, and to give and maintain for the Company, a perfected interest in the related collateral, have been taken.

          3.19      Employee Matters. The Seller has not received any information that would lead it to believe that any employees of the Company will or may cease to be employees because of the consummation of the transactions contemplated by this Agreement. No employee of the Company is presently a member of a collective bargaining unit and, to the Knowledge of the Seller, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of the Company. No unfair labor practice complaint or sex, age, race or other discrimination claim has been brought during the last five (5) years against the Company or before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental or Regulatory Authority. Schedule 3.19 lists (i) all current employees of the Company; (ii) the annual salary for the current year for each employee listed, (iii) the dollar amount of the commission or bonus (if any) for the most recently completed year for each employee listed, (iv) the basis or formula for the commission or bonus (if any) for the current year and the most recently completed year for each employee listed and (v) the position held by each employee listed.

          3.20      Disclosure. No representation or warranty by the Seller contained in this Agreement, nor any statement or certificate furnished or to be furnished by the Seller to the Purchaser or its representatives in connection herewith or pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading. Notwithstanding the foregoing and subject to the provisions of Section 8.2(h), the Purchaser acknowledges and agrees that the Schedules referenced in this Article III may be updated or delivered at any time before Closing by the Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          The Purchaser represents and warrants to the Seller as follows:

          4.1      Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all required power to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder or consummate the transactions contemplated hereby.

          4.2      Authority and Enforceability. The Purchaser has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to own and operate the Company and all of its businesses in compliance with applicable Law. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Seller, constitutes the valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors rights generally and by general principles of equity.

          4.3      No Conflicts; Consents.

                    (a)      The execution and delivery of this Agreement by the Purchaser does not, and the consummation by the Purchaser of the transactions contemplated hereby will not, (i) violate the provisions of the certificate of incorporation, by-laws or other constitutive documents of the Purchaser, (ii) violate any Contract to which the Purchaser is a party, (iii) violate any Law applicable to the Purchaser on the date hereof, or (iv) result in the creation of any Liens upon any of the assets owned or used by the Purchaser, except in each such case where such violation or Lien would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder or consummate the transactions contemplated hereby.

                    (b)      Except as set forth in Schedule 4.3, no consent of any Person or filing with any Governmental Entity is required by the Purchaser in connection with the execution and delivery of this Agreement and the consummation of transactions contemplated hereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, including without limitation the approval and acceptance by the Securities and Exchange Commission (the “SEC”) of the Seller’s Definitive Schedule 14C filing necessary to effect the Majority Consent, and the Laws of any foreign country, and (ii) such consents or filings the failure to obtain which would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder or consummate the transactions contemplated hereby.

          4.4      Purchase for Investment. The Acquired Shares purchased by the Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and the Purchaser shall not offer to sell or otherwise dispose of, or sell or otherwise dispose of, the Acquired Shares so acquired by it in violation of any of the requirements of the Securities Act of 1933, as amended.

          4.5      Approval. James Elliott, as the sole shareholder of the Purchaser, and the directors of the Purchaser, has approved this Agreement and the transactions contemplated thereby.

          4.6      Litigation. No claim, action, proceeding or investigation is pending, or to the knowledge of the Purchaser, is threatened against the Purchaser that could reasonably be expected to delay or prevent the consummation of the transactions contemplated in the Agreement.

ARTICLE V

COVENANTS OF THE SELLER

          5.1      Conduct of Business. During the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Closing Date, except with the consent of the Purchaser (which shall not be unreasonably withheld), the Seller shall use their reasonable efforts to cause the Company to maintain its corporate existence, carry on its business in a manner consistent with past practice during the 12 months immediately preceding the date of this Agreement, use its commercially reasonable efforts to preserve intact its material business relationships with customers, suppliers, distributors and others having business dealings with it, and to keep available the services of its officers and key employees.

          5.2      Applications. The Seller will, as promptly as practicable, prepare and file (i) a preliminary Schedule 14C Information Statement to effectuate the transactions approved by the Majority Consent for review and approval by the SEC and (ii) any other applications necessary to consummate the transactions contemplated hereby. The Seller will also afford the Purchaser a reasonable opportunity to review all such applications and all amendments and supplements thereto before the filing thereof. The Seller will, within 1 business day of receipt, provide copies to the Purchaser of all correspondence received from the SEC or any Governmental Entity.

          5.3      Access to Information. From the date hereof until the Closing, the Seller shall use its reasonable efforts to cause the Company to afford to the Purchaser and its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours, to the personnel, properties, books, Contracts and records of the Company; provided that such access does not unreasonably disrupt the normal operations of the Company.

          5.4      No Shop. Until the termination of this Agreement, the Seller agrees that it will not, and will not authorize any representative of the Seller or the Company or any other person on any of their parts to, directly or indirectly, encourage, solicit, facilitate, discuss, negotiate or accept or enter into any offer, inquiry or proposal from or any agreement with any party other than the Purchaser concerning the possible disposition of all or any portion of the business, assets, intellectual property or securities of the Company, or the Acquired Shares or provide any confidential information to any party other than the Purchaser concerning any such possible transaction. The Sellers will promptly notify the Purchaser in writing of any such oral or written offer it may receive, the principal terms of the same and the identity of the party making the same.

          5.5      Notices. The Seller will promptly notify the Purchaser in the event that the Seller determines that they are unable to fulfill any of the conditions to performance of their obligations hereunder.

ARTICLE VI

COVENANTS OF THE PURCHASER

          6.1      Confidentiality. The Purchaser acknowledges that the information being provided to it in connection with the transactions contemplated hereby is subject to the terms of a confidentiality agreement between the Purchaser and the Company dated as of the date hereof and attached hereto as Exhibit A (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. The Purchaser acknowledges that any information provided to it by the Seller or the Company or their representatives concerning the Seller or the Company will remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

          6.2      Notices. The Purchaser will promptly notify the Seller in the event that the Purchaser determines that it is unable to fulfill any of the conditions to the performance of its obligations hereunder.

ARTICLE VII

COVENANTS OF THE PURCHASER AND THE SELLER

          7.1      Public Announcements. Neither the Purchaser nor the Seller shall, nor shall any of their respective Affiliates, without the approval of the other party, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement or disclose any of the terms of this Agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of the parties may make internal announcements to their respective employees, officers, directors, shareholders, members and managers that are consistent with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement.

          7.2      Further Assurances. Each of the Purchaser and the Seller shall execute such documents and other instruments and take such further actions as may reasonably be required or desirable to carry out the provisions hereof and consummate the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, each of the

Purchaser and the Seller shall use its respective reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to consummate the transactions contemplated hereby as promptly as practicable.

          7.3      Expenses. Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated hereby are consummated.

ARTICLE VIII

CONDITIONS TO CLOSING

          8.1      Conditions to Obligations of the Purchaser and the Seller. The obligations of the Purchaser and the Seller to consummate the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:

                    (a)      All material consents, approvals, orders and authorizations of, and all registrations, declarations and filings with, the SEC or any Governmental Entity required to permit the consummation of transactions contemplated hereby shall have been obtained or made.

                    (b)      No Action or Proceeding shall be pending or threatened before any court or other Governmental Entity or other Person pursuant to which an unfavorable order would prevent consummation of any of the transactions contemplated by this Agreement or cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such order shall be in effect.

          8.2      Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated hereby is subject to the satisfaction or waiver by the Purchaser of the following conditions:

                    (a)      The representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects, with respect to representations and warranties not qualified by materiality, or in all respects, with respect to representations and warranties qualified by materiality, as of the Closing Date, except (i) to the extent that such representations and warranties refer to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, (ii) for changes contemplated by this Agreement, or (iii) for such exceptions as would not reasonably be expected to have an Material Adverse Effect.

                    (b)      The Seller shall have performed in all material respects the covenants required to be performed by the Seller under this Agreement on or prior to the Closing Date.

                    (c)      The Purchaser shall have received a certificate, duly executed by the Sellers, certifying the satisfaction of the conditions set forth in Sections 8.2(a) and (b).

                    (d)      Since December 31, 2007, there will have been no material damage, destruction or loss (whether or not covered by insurance) and no other event individually or in the aggregate constituting a Material Adverse Effect on the Company or its business, operations, properties, assets, condition (financial or otherwise) or prospects;

                    (e)      Between the date of this Agreement and the Closing Date, there has been no change in securities laws or regulations or interpretations thereof by courts or Governmental Entities that is or would reasonably be expected to be materially adverse to the condition (financial or otherwise) business, results of operations or prospects of the Company;

                    (f)      Between the date of this Agreement and the Closing Date, the Company has not:

                              (i)      sold, assigned, transferred, leased or otherwise disposed of any property or assets that are material to the Company, except (i) in the ordinary course of business, or (ii) pursuant to an existing contract;

                              (ii)      made any capital expenditure or committed to make any capital expenditure which in any one case exceeds $10,000 or capital expenditures which in the aggregate exceed $50,000; provided, however, that the foregoing restriction shall not apply to capital expenditures that are (i) consistent with the level of capital expenditures for fiscal year 2007, or (ii) undertaken in order to replace or repair capital goods of the Company in the ordinary course of business consistent with past practice;

                              (iii)      acquired a material amount of assets from any other Person except pursuant to existing contracts or in the ordinary course of business;

                              (iv)      mortgaged, pledged or subjected to Liens any properties or assets of the Company except pursuant to existing contracts;

                              (v)      assumed, incurred, or guaranteed any Indebtedness of the Company or modify the terms of any existing Indebtedness of the Company, other than in the ordinary course of business in accordance with past practice;

                              (vi)      amended the Company’s certificate of incorporation, articles of incorporation or bylaws or similar charter or governance documents;

                              (vii)      (A) increased the wages, salaries, compensation, severance, pension or other benefits payable to any employee of the Company, (B) paid any bonus or other amount to any employee of the Company, (C) modified in any material respect, or entered into any new, employment, deferred compensation, severance, retirement or other agreement or arrangement providing for additional or different benefits with any employee of the Company other than those payable on the Closing Date, in each case other than pursuant to existing contracts or for non-executive employees in the ordinary course of business;

                              (viii)      adopted or amended in any material respect any Benefit Plan, except as required by applicable Law;

                              (ix)      been party to any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or any substantial portion of the assets or any capital stock of or other equity interests in, the Company;

                              (x)      made any material changes in the Company’s accounting methods, principles or practices, except for any such change required by GAAP; or

                              (xi)      agreed to do any of the foregoing.

                    (g)      Effective as of the Closing, all directors of the Company shall have tendered their resignations.

                    (h)      The Purchaser shall have received and accepted the Schedules referenced in Section 3.20.

                    (i)      The certificates representing the Acquired Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto shall have been delivered and accepted by the Purchaser.

          8.3      Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions contemplated hereby is subject to the satisfaction or waiver by the Sellers of the following conditions:

                    (a)      The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects, with respect to representations and warranties not qualified by materiality, or in all respects, with respect to representations and warranties qualified by materiality, as of the Closing Date, except to the extent that such representations and warranties refer to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

                    (b)      The Purchaser shall have performed in all material respects the covenants required to be performed by the Purchaser under this Agreement on or prior to the Closing Date.

                    (c)      The Seller shall have received a certificate, duly executed by an authorized officer of the Purchaser, certifying the satisfaction of the conditions set forth in Sections 8.3(a) and (b).

                    (d)      The Definitive Schedule 14C shall have been approved and accepted for filing by the SEC and the twenty (20) day period required by Rule 14c-2 has elapsed.

                    (e)      The Note shall have been executed and delivered to the Seller.

                    (f)      The Cash Price shall have been delivered to the Seller.

                    (g)      A Certificate of TKV and the Purchaser verifying the assumption of the Assumed Note has been delivered to the Seller.

                    (i)      The irrevocable relinquishment and surrender to the company of share certificates representing the Surrendered Shares has occurred on or before December 31, 2008. If the Closing occurs later, TKV and BTR shall deliver a certificate verifying the surrender occurred on or before December 31, 2008

ARTICLE IX

TERMINATION

          9.1      Termination. This Agreement may be terminated prior to the Closing:

                    (a)      by mutual written consent of the Purchaser and the Seller;

                    (b)      by the Purchaser or the Seller if the Closing does not occur on or before January 31, 2008;

                    (c)      by the Purchaser if the Seller shall have breached any of its representations and warranties or any covenant or other agreement to be performed by them hereunder and such breach is incapable of being cured or is not cured within ten Business Days of notice thereof from the Purchaser;

                    (d)      by the Purchaser if the SEC or any Governmental Entity imposes any condition that is not acceptable to the Purchaser on the business or operations of Purchaser or the Company that requires the Purchaser, or the Company to divest any material asset or make any material change to its operations or business not consistent with past practices of the Purchaser or the Company;

                    (e)      by the Seller if the Purchaser shall have breached any of its representations and warranties or any covenant or other agreement to be performed by it hereunder and such breach is incapable of being cured or is not cured within ten Business Days of notice thereof from the Seller; or

                    (f)      by the Purchaser if a Governmental Entity shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order or other action shall have become final and non-appealable;

          9.2      Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Purchaser or the Seller or their respective officers, directors, stockholders or Affiliates; provided, however, that the provisions of Sections 7.1, and 8.2, Article XI and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE X

INDEMNIFICATION

          10.1     Survival. The representations and warranties of the parties hereto contained in this Agreement and any certificate or other document provided hereunder or thereunder will terminate at the Closing, except that the representations and warranties made in Articles III, IV and V will survive in full force and effect until one year from the Closing Date; provided, however, that the representations and warranties made in Sections 3.2, 3.6, 3.12, 3.13 and 4.1 shall survive indefinitely and provided, further, that any representation or warranty that would otherwise terminate in accordance with this sentence will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under this Article X on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article X, but only with respect to matters described in such Claim Notice or Indemnity Notice.

          10.2     Indemnification by the Seller.

                    (a)      Subject to the limitations set forth herein, following the Closing, the Seller, shall indemnify and defend the Purchaser against, and shall hold the Purchaser harmless from, any loss, liability, claim, charge, action, suit, proceeding, assessed interest, damage or penalty, (collectively, “Losses”) resulting from, arising out of or incurred by Purchaser in connection with any breach of any representation or warranty on the part of the Seller contained in this Agreement.

                    (b)      In no event shall the Seller have any liability or obligation with respect to any claim made under Section 10.2(a): (i) unless each such claim is brought within the applicable survival period set forth in Section 10.1; and (ii) unless and until the aggregate amount of Losses claimed under Section 10.2(a) in accordance with the terms of this Section 10.2(b) exceed $50,000 after taking into account any tax benefits or insurance proceeds to the Company or the Purchaser or their Affiliates, in which case the Seller shall be obligated for any Losses over $50,000. In no event will the Seller’s aggregate liability or obligation for claims made pursuant to Section 10.2(a) exceed the Purchase Price, and in no event will Losses include attorneys’ fees or costs related to enforcing indemnification obligations.

                    (c)      The Purchaser acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all matters arising out of,

relating to or connected with this Agreement, the Company and its assets and liabilities, the transactions contemplated hereby and the Acquired Shares shall be pursuant to the indemnification provisions set forth in this Article X. Notwithstanding the foregoing, nothing in this Agreement will prevent any party from bringing an action based upon allegations of fraud, intentional misrepresentation or omission or intentional misconduct by the other party in connection with this Agreement. In the event such action is brought, the prevailing party’s attorneys’ fees and costs will be paid by the nonprevailing party.

          10.3     Indemnification by the Purchaser. Subject to the limitations set forth herein, following the Closing, the Purchaser shall indemnify and defend the Seller against, and shall hold the Seller harmless from, any Loss resulting from, arising out of or incurred by the Seller in connection with:

                              (i)      any breach of any representation or warranty on the part of the Purchaser contained in this Agreement; and

                              (ii)      any breach of any covenant or agreement of the Purchaser contained in this Agreement.

          10.4     Indemnification Procedure for Third Party Claims.

                    (a)      In the event that any claim or demand, or other circumstance or state of facts which could give rise to any claim or demand, for which an Indemnitor may be liable to an Indemnitee hereunder is asserted or sought to be collected by a third party (a “Third Party Claim”), the Indemnitee shall as soon as reasonably practicable notify the Indemnitor in writing of such Third Party Claim (such notice, a “Claim Notice”). The Claim Notice shall (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim giving rise to each such item and the Indemnitee’s good faith computation of the amount to which such Indemnitee claims to be entitled hereunder. The Indemnitee shall enclose with the Claim Notice a copy of all papers served with respect to such Third Party Claim, if any, and any other documents evidencing such Third Party Claim.

                    (b)      The Indemnitor will have 60 days from the date on which the Indemnitor received the Claim Notice to notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense. If the Indemnitor so assumes the defense of the Third Party Claim in accordance herewith, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, but the Indemnitor shall control the investigation, defense and settlement thereof, (ii) the Indemnitee will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for equitable relief binding the Indemnitee without the prior written consent of the Indemnitee. The parties hereto will use reasonable efforts to minimize Losses from Third Party Claims, will act in good faith in responding to, defending against, settling or otherwise dealing with such claims and will cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnitor has assumed the defense of any Third Party Claim, such Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent.

                    (c)      If the Indemnitor does not assume the defense of the Third Party Claim within 60 days of receipt of the Claim Notice, the Indemnitee will be entitled to assume the defense of the Third Party Claim, at its sole cost and expense (or, if the Indemnitee incurs a Loss with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to Section 10.2, at the expense of the Indemnitor) upon delivery of notice to such effect to the Indemnitor; provided, however, that the (i) Indemnitor shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof, (ii) the Indemnitor may at any time thereafter assume the defense of the Third Party Claim, in which event the Indemnitor shall bear the reasonable fees, costs and expenses of the Indemnitee’s counsel incurred prior to the assumption by the Indemnitor of the Third Party Defense, and (iii) the Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent.

          10.5     Indemnification Procedures for Non-Third Party Claims. The Indemnitee will notify the Indemnitor in writing promptly of its discovery of any matter giving rise to an indemnification claim pursuant to this Article X that does not involve a Third Party Claim (such notice, an “Indemnity Notice”). Such Indemnity Notice shall (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim giving rise to each such item and the Indemnitee’s good faith computation of the amount to which such Indemnitee claims to be entitled hereunder. In the event that the Indemnitor does not notify the Indemnitee that it disputes such claim within 60 days from receipt of such Indemnity Notice, the claim specified therein shall be deemed a liability of the Indemnitor hereunder, subject to the limitations set forth in this Article X. The Indemnitee will reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

          10.6     Calculation of Indemnity Payments.

                    (a)      The amount of Losses payable under this Article X by the Indemnitor shall be reduced by any and all amounts recovered by the Indemnitee under applicable insurance policies or from any other Person alleged to be responsible therefor less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims plus any correspondent increases in insurance premiums or chargebacks; provided, however, that no party shall have any obligation to seek to recover any insurance proceeds in connection with making a claim under this Article X. If the Indemnitee receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnitor, then such Indemnitee shall promptly reimburse the Indemnitor for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification up to the amount received by the Indemnitee, net of any related costs and expenses, including the aggregate cost of pursuing any related insurance claims plus any correspondent increases in insurance premiums or chargebacks.

                    (b)      No Indemnitor shall have any liability or obligation to any Indemnitee under this Article X for any indirect, special, incidental, consequential or punitive damages.

          10.7     Characterization of Indemnification Payments. Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made hereunder as an adjustment to the Purchase Price.

          10.8     Effect of Investigation. No fact, event, misrepresentation or occurrence that, in the absence of this Section 10.8, would constitute a breach or breaches of any representation or warranty of the Sellers or the Purchaser under this Agreement shall be deemed to constitute a breach or breaches by the Sellers or the Purchaser of its representations or warranties under this Agreement for which the Indemnitee would be entitled to be indemnified pursuant to this Article X if the Indemnitee has actual knowledge of such breach or breaches as of the Closing Date.

          10.9     Tax Indemnification. The following provisions shall govern the allocation of responsibility as between the Purchaser and the Sellers for certain tax matters following the Closing Date:

                    (a)      Each Seller shall, jointly and severally, indemnify the Company, its Subsidiaries, the Purchaser, and each Purchaser Affiliate and hold them harmless from and against (i) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods endings on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502 -6 or any analogous or similar state, local, or foreign Law, and (iii) any and all Taxes of any person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any Law, which Taxes related to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (i), (ii) and (iii) above, the Sellers shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the balance sheet dated December 31, 2007 rather than in any notes thereto.

                    (b)      In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time).

                    (c)      The Purchaser shall prepare or cause to be prepared and file or cause to be filed Tax Returns for the Company and its Subsidiaries that are filed after the Closing Date. The Purchaser shall permit the Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably required by the Seller. The Seller shall reimburse the Purchaser, the Company and its Subsidiaries for all reasonable costs incurred by any of them to prepare and file Tax Returns for any taxable period ending on or before the Closing Date.

                    (d)      The Purchaser, the Company and its Subsidiaries and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                    (e)      Unless the Purchaser shall decide otherwise, all tax-sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

                    (f)      The Seller shall reimburse the Purchaser, the Company and any of its Subsidiaries for any Taxes and for the cost to prepare and file Tax Returns that are the Seller’s responsibility pursuant to Sections 10.9(a) and Section 10.10(c) within fifteen (15) days after request of the Purchaser, the Company or any of its Subsidiaries.

          10.10   Remedies. The Purchaser and the Sellers acknowledge and agree that, should the Closing occur, each of their sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement, the Company and its assets and liabilities, the transactions contemplated hereby and the Acquired Shares shall be pursuant to the indemnification provisions set forth in this Article X. Notwithstanding the foregoing, nothing in this Agreement will prevent any party from bringing an action based upon allegations of fraud, intentional misrepresentation or omission or intentional misconduct by the other party in connection with this Agreement. In the event such action is brought, the prevailing party’s attorneys’ fees and costs will be paid by the nonprevailing party.

ARTICLE XI

MISCELLANEOUS

          11.1     Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (a) delivered personally against written receipt, (b) sent by facsimile transmission, (c) mailed by registered or certified mail, postage prepaid, return receipt requested, or (d) mailed by reputable international overnight courier, fee prepaid, to the parties hereto at the following addresses or facsimile numbers:

If to the Purchaser, to:

          Fortified Acquisition Corp.
          5600 Euphrates Court
          Centerville, VA 20120
          Attn: James Elliott

If to the Seller, to:

          Fortified Holdings Corp.
          40 Richards Ave, 3rd Floor
          Norwalk, CT 06854
          Attn: Steven Cooper

With a copy to, that shall not be deemed notice to:
          Kranjac Manuali & Viskovic LLP
          40 Wall Street, 28th Floor
          New York, NY 10005
          Attn: Mario M. Kranjac
          Facsimile: 646-216-2373

All such notices, requests and other communications will be deemed given, (w) if delivered personally as provided in this Section, upon delivery, (x) if delivered by facsimile transmission as provided in this Section, upon confirmed receipt, (y) if delivered by mail as provided in this Section, upon the earlier of the fifth (5) Business Day following mailing and receipt, and (z) if delivered by overnight courier as provided in this Section, upon the earlier of the second (2) Business Day following the date sent by such overnight courier and receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party hereto may change the address to which notices, requests and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth herein.

          11.2     Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless such amendment is in writing and signed by the Purchaser and the Seller. No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless such waiver is in writing and signed by the party against whom such waiver is sought to be enforced.

          11.3     Successors and Assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided, however, that, without such consent, the Purchaser may transfer or assign, in whole or in part or from time to time, to one or more of its Affiliates, the right to purchase all or a portion of the Acquired Shares, but no such transfer or assignment will relieve the Purchaser of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

          11.4     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the laws of the State of New York.

          11.5     Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart to this Agreement.

          11.6     No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person.

          11.7     Entire Agreement. This Agreement (including the Exhibits and the Schedules hereto, which are incorporated herein by reference and made a part hereof) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to such subject matter. No information contained in any particular Schedule shall be deemed to be contained in any other Schedule unless it is reasonably apparent on the face of such Schedule that such information is applicable to such other Schedule.

          11.8     Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          11.9     Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (d) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible.

          11.10   Specific Performance. The Purchaser and the Seller each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party hereto shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or equity.

          11.11   Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

FORTIFIED HOLDINGS CORP.

By: /s/ Steven Cooper
Name: Steven Cooper
Title: CEO

FORTIFIED ACQUISITION CORP.

By: /s/ James Elliott
Name: James Elliott
Title: President

THOMAS KEENAN VENTURES, LLC
By: TK Management LLC

By: /s/ Brendan T. Reilly
Name: Brendan T. Reilly
Title: Sole Manager

/s/ Brendan T. Reilly
Brendan T. Reilly

EXHIBIT A

CONFIDENTIALITY AGREEMENT

          The undersigned has requested that FORTIFIED DATA COMMUNICATIONS, INC., a Delaware corporation (together with its subsidiaries and affiliates, the “Company”) provide the undersigned with information relating to the Company in connection with that certain Stock Purchase Agreement dated as of December 10, 2008 (the “Stock Purchase Agreement”), among Fortified Holdings Corp., a Nevada Corporation (the “Seller”), on one hand, and; Fortified Acquisition Corp., a Delaware corporation (the “Purchaser”), Thomas Keenan Ventures LLC, a Delaware limited liability company (“TKV”), Brendan T. Reilly, an individual (“BTR”), an individual (the Purchaser, TKV and BTR are collectively referred to herein as, the “Recipient”). As a condition to furnishing such information, the Recipient agrees, as set forth below, to treat confidentially such information, and any other business or commercial information, whether written or oral, as the case may be, furnished by or on behalf of the Company to the Recipient, including but not limited to any information obtained by meeting with the Company's directors, officers, shareholder(s), employees, agents, advisors, affiliates or representatives, whether furnished before or after the date of this Confidentiality Agreement (this “Agreement”), together with analyses, compilations, studies, notes or other documents or records prepared by the Recipient, or any of its directors, officers, employees, agents, advisors, subsidiaries, affiliates or representatives (collectively, “Representatives”), which contain or otherwise reflect or are generated from such information (collectively, the “Material”).

          The Recipient agrees that the Material will not be used other than in connection with the purpose described in this Agreement, and that such information will be kept confidential by the Recipient and its Representatives; provided, however, that (i) any of such information may be disclosed to its respective Representatives who need to know such information for the purpose described above (it being understood that such Representatives shall be informed by the Recipient of the confidential nature of such information and shall agree to be bound by the terms of this Agreement), and (ii) any disclosure of such information may be made if required by applicable law or regulation or if the Company consents in writing to such disclosure, provided that the Recipient will give the Company prompt written notice of such requirement or request so that the Company may seek an appropriate protective order or similar remedy. The Recipient will make all necessary and appropriate efforts to safeguard the Material from disclosure to anyone other than as permitted by this Agreement.

          Without the prior written consent of the Company, the Recipient will not, and the Recipient will direct its Representatives not to, disclose to any person the fact that the Material has been made available to the Recipient or that the Recipient has inspected any portion of the Material, the fact that discussions between the Company and the Recipient are taking place or the terms, conditions or other facts with respect to these discussions, including the status thereof. The term “person” as used in this Agreement shall be broadly interpreted to include, without limitation, any corporation, company, limited liability company, partnership, individual, entity or group. Additionally, without the prior written authorization of the Company, the Recipient will not, and will direct its Representatives not to, initiate contact with or participate in conversations with the Company or its employees, except as to existing business relationships the Recipient has with the Company.

          The term “Material” does not include information which (i) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, (ii) was available to the Recipient on a non-confidential basis prior to its disclosure to the Recipient by the Company or its agents, or (iii) becomes available to the Recipient on a non-confidential basis from a source other than the Company or its agents, provided that such source is not bound by a confidentiality agreement with the Company or its agents or otherwise prohibited from transmitting the Material to the Recipient by a contractual, legal or fiduciary obligation. The fact that information included in the Material is or becomes otherwise available to the Recipient or its Representatives pursuant to clauses (i), (ii) or (iii) above shall not relieve the Recipient or its Representatives of the prohibitions of the preceding paragraph or, with respect to the balance of the Material, the confidentiality provisions of this Agreement.

          If the Company so requests, the Recipient promptly will return to the Company all copies of the Material in its possession or in the possession of its Representatives, and the Recipient will destroy all copies of any analyses, compilations, studies or other documents or records prepared by the Recipient or for its use containing, reflecting or generated from any Material; provided that the Recipient shall retain such copies of the Material as is deemed necessary by its General Counsel or Compliance Officer for the purpose of regulatory compliance.

          It is understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver, nor shall any single or partial exercise preclude any other or further exercise of any right, power and privilege.

          It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by the Recipient and that the Company shall be entitled to specific performance or other equitable relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for its breach of this Agreement but shall be in addition to all other remedies available at law or equity to the Company.

          This Agreement shall be governed by the laws of the State of New York without giving effect to any choice or conflict of law provision or rule.

          This Agreement may be delivered by facsimile or other electronic means and any such copy shall be deemed an original for all purposes.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

          IN WITNESS WHEREOF, the Recipient agrees and accepts the foregoing terms and conditions and has caused this Agreement to be executed by its duly authorized officer as of the date set forth below.

Date: December 10, 2008

FORTIFIED DATA COMMUNICATIONS, INC.

By: /s/ Steven Cooper
Name: Steven Cooper
Title:

THOMAS KEENAN VENTURES, LLC:
By: TK Management LLC

By: /s/ Brendan T. Reilly
Name: Brendan T. Reilly
Title: Sole Manager

/s/ Brendan T. Reilly
Brendan T. Reilly